OVERRIDE AGREEMENT

                            Dated as of September 22, 1995

                                     By and Among

                            EDISON BROTHERS STORES, INC.,

                                     as Borrower

                                         and

                       THE FINANCIAL INSTITUTIONS LISTED ON THE
                                SIGNATURE PAGES HEREOF



                                  TABLE OF CONTENTS

          Article                                                      Page

          I.    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .   3
                1.1   Definitions Generally . . . . . . . . . . . . . .   3
                1.2   Accounting Terms and Determinations . . . . . . .  13

          II.   OVERRIDE GENERALLY AND AMENDMENT AND RESTATEMENT
                ELECTION;
                STIPULATION OF CLAIMS; LETTER OF CREDIT PROVISIONS  . .  13
                2.1   Override Generally; Amendment and Restatement
                 Election   . . . . . . . . . . . . . . . . . . . . . .  13
                2.2   Stipulation as to Exposure  . . . . . . . . . . .  15
                2.3   Stipulation as to Existing Original Credit
                 Documents  . . . . . . . . . . . . . . . . . . . . . .  15
                2.4   Restatement of Other Original Credit Documents  .  15
                2.5   Treatment of Drawings of Standby Letters of
                 Credit   . . . . . . . . . . . . . . . . . . . . . . .  16

          III.  MATURITY  . . . . . . . . . . . . . . . . . . . . . . .  16
                3.1   Maturity of the Loans . . . . . . . . . . . . . .  16
                3.2   Cash Collateral for Standby Letter of Credit
                 Obligations  . . . . . . . . . . . . . . . . . . . . .  16
                3.3   Repayment of Other Obligations  . . . . . . . . .  16

          IV.   TERMINATION OF REVOLVING CREDIT FACILITY
                AND PRINCIPAL REDUCTION . . . . . . . . . . . . . . . .  17
                4.1   Termination of Revolving Credit Commitments . . .  17
                4.2   Mandatory Principal Reduction . . . . . . . . . .  17
                4.3   Optional Principal Reduction  . . . . . . . . . .  17
                4.4   [Intentionally Omitted] . . . . . . . . . . . . .  17
                4.5   Application of Payments by the Standby LC Bank  .  17
                4.6   General Provisions as to Payments . . . . . . . .  17

          V.    INTEREST AND FEES . . . . . . . . . . . . . . . . . . .  18
                5.1   Interest Rates; Letter of Credit Fees . . . . . .  18
                5.2   Postdefault Interest  . . . . . . . . . . . . . .  18
                5.3   Accrued and Unpaid Interest and Fees as of the
                 Effective Date   . . . . . . . . . . . . . . . . . . .  18
                5.4   Override Fees . . . . . . . . . . . . . . . . . .  19
                5.5   Agency Fee  . . . . . . . . . . . . . . . . . . .  19
                5.6   Capital Adequacy  . . . . . . . . . . . . . . . .  19

          VI.   PLEDGE OF PRINCIPAL CONCENTRATION ACCOUNT; SETOFF . . .  19
                6.1   Pledge of Principal Concentration Account . . . .  19
                6.2   Setoff  . . . . . . . . . . . . . . . . . . . . .  19
                6.3   Ratable Payments  . . . . . . . . . . . . . . . .  20
                6.4   Use of Setoff Funds . . . . . . . . . . . . . . .  20


          VII.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . .  21
                7.1   Representations and Warranties  . . . . . . . . .  21
                      (a) Corporate Existence and Power   . . . . . . .  21
                      (b) Corporate Authorization   . . . . . . . . . .  21
                      (c) Binding Effect  . . . . . . . . . . . . . . .  21
                      (d) Financial Information   . . . . . . . . . . .  21
                      (e) Litigation  . . . . . . . . . . . . . . . . .  22
                      (f) Pension and Welfare Plans   . . . . . . . . .  22
                      (g) Tax Returns and Payment   . . . . . . . . . .  22
                      (h) Compliance With Other Instruments; None
                          Burdensome  . . . . . . . . . . . . . . . . .  23
                      (i) Existing Indebtedness   . . . . . . . . . . .  23
                      (j) Labor Matters   . . . . . . . . . . . . . . .  23
                      (k) Title to Property   . . . . . . . . . . . . .  23
                      (l) Multi-Employer Pension Plan Amendments Act
                          of 1980   . . . . . . . . . . . . . . . . . .  24
                      (m) Investment Company Act of 1940; Public
                          Utility Holding Company Act of 1935   . . . .  24
                      (n) Patents, Licenses, Trademarks, Etc.   . . . .  24
                      (o) Environmental Safety and Health Matters   . .  24
                      (p) Subsidiaries  . . . . . . . . . . . . . . . .  25
                      (q) Disclosure  . . . . . . . . . . . . . . . . .  25
                      (r) Transfers of Property   . . . . . . . . . . .  25
                      (s) Handyman Guarantees   . . . . . . . . . . . .  25
                      (t) Noteholder Forbearance Agreement
                          Representation  . . . . . . . . . . . . . . .  25

          VIII.  COVENANTS  . . . . . . . . . . . . . . . . . . . . . .  26
                8.1   Covenants of the Borrower . . . . . . . . . . . .  26
                      (a) Information   . . . . . . . . . . . . . . . .  26
                      (b) Limitations on Debt   . . . . . . . . . . . .  27
                      (c) Limitations on Liens  . . . . . . . . . . . .  28
                      (d) Limitations on Sale and Leasebacks  . . . . .  30
                      (e) Merger, Consolidation, Sale of Stock and
                          Issuance of Stock   . . . . . . . . . . . . .  30
                      (f) Transactions with Affiliates  . . . . . . . .  31
                      (g) Restricted Investments  . . . . . . . . . . .  31
                      (h) Restricted Payments -- Capital Stock  . . . .  31
                      (i) Consultations and Inspections   . . . . . . .  31
                      (j) Payment of Taxes and Claims; Corporate
                          Existence; Maintenance of Properties;
                          Insurance   . . . . . . . . . . . . . . . . .  32
                      (k) Maintenance of Books and Records  . . . . . .  33
                      (l) Changes in Nature of Business   . . . . . . .  33
                      (m) Compliance with Law   . . . . . . . . . . . .  33
                      (n) Accountant  . . . . . . . . . . . . . . . . .  33
                      (o) ERISA Compliance  . . . . . . . . . . . . . .  33
                      (p) Further Assurances  . . . . . . . . . . . . .  34
                      (q) Notices   . . . . . . . . . . . . . . . . . .  34
                          (i)  Default  . . . . . . . . . . . . . . . .  34
                          (ii)     Litigation . . . . . . . . . . . . .  34
                          (iii)    Judgment . . . . . . . . . . . . . .  35
                          (iv)     Pension Plans  . . . . . . . . . . .  35
                          (v)  Environmental and Safety and Health
                               Matters  . . . . . . . . . . . . . . . .  35
                          (vi)     Material Adverse Change  . . . . . .  35
                          (vii)    Change in Management . . . . . . . .  35
                      (r) Pension Plans   . . . . . . . . . . . . . . .  35
                      (s) Acquisitions  . . . . . . . . . . . . . . . .  36
                      (t) Guaranties  . . . . . . . . . . . . . . . . .  36
                      (u) Capital Expenditures  . . . . . . . . . . . .  36
                      (v) Lease Termination Payments  . . . . . . . . .  36
                      (w) Condemnation  . . . . . . . . . . . . . . . .  36
                      (x) Accounts; Maintenance of Cash Management
                          System  . . . . . . . . . . . . . . . . . . .  36
                      (y) Severance Payments  . . . . . . . . . . . . .  37
                      (z) Amendment of New Commercial LC Facility
                          Agreement, Noteholder Forbearance
                          Agreement and New Financing Facility  . . . .  37
                      (aa)     No Additional Stores . . . . . . . . . .  37
                      (ab)     Letters of Credit Under New Financing
                          Facility  . . . . . . . . . . . . . . . . . .  37
                      (ac)     Modification of Standby Letters of
                          Credit  . . . . . . . . . . . . . . . . . . .  37
                      (ad)     Noteholder Forbearance Agreement
                          Covenants   . . . . . . . . . . . . . . . . .  37
                8.2   Weekly Representation Covenant  . . . . . . . . .  37

          IX.   DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . .  38
                9.1   Events of Default . . . . . . . . . . . . . . . .  38
                9.2   Notice of Default . . . . . . . . . . . . . . . .  41

          X.    CONDITIONS PRECEDENT TO EFFECTIVENESS . . . . . . . . .  41
                10.1  Closing Deliveries and Conditions . . . . . . . .  41

          XI.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .  43
                11.1  Notices . . . . . . . . . . . . . . . . . . . . .  43
                11.2  No Waivers  . . . . . . . . . . . . . . . . . . .  43
                11.3  Expenses; Documentary Taxes . . . . . . . . . . .  43
                11.4  General Indemnity . . . . . . . . . . . . . . . .  44
                11.5  Environmental Indemnity . . . . . . . . . . . . .  44
                11.6  Amendments and Waivers  . . . . . . . . . . . . .  45
                11.7  Severability  . . . . . . . . . . . . . . . . . .  45
                11.8  Governing Law . . . . . . . . . . . . . . . . . .  45
                11.9  Counterparts; Effectiveness . . . . . . . . . . .  45
                11.10     Authority to Act  . . . . . . . . . . . . . .  46
                11.11     CONSENT TO JURISDICTION   . . . . . . . . . .  46
                11.12     References; Headings for Convenience  . . . .  46
                11.13     NO ORAL AGREEMENTS; ENTIRE AGREEMENT  . . . .  46
                11.14     Resurrection of Loans   . . . . . . . . . . .  47
                11.15     WAIVER OF JURY TRIAL  . . . . . . . . . . . .  47
                11.16     Release of Lender Parties   . . . . . . . . .  47
                11.17     Appointment of Agent  . . . . . . . . . . . .  47

          XII.  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS . . .  48
                12.1  Successors and Assigns  . . . . . . . . . . . . .  48
                12.2  Participations  . . . . . . . . . . . . . . . . .  48
                      (a) Permitted Participants; Effect  . . . . . . .  48
                      (b) Voting Rights   . . . . . . . . . . . . . . .  48
                      (c) Benefit of Set-off  . . . . . . . . . . . . .  49
                12.3  Assignments . . . . . . . . . . . . . . . . . . .  49
                      (a) Permitted Assignments   . . . . . . . . . . .  49
                      (b) Effect; Effective Date  . . . . . . . . . . .  49

          XIII.  FORBEARANCE AND RESERVATION OF CERTAIN RIGHTS  . . . .  50


                                       EXHIBITS

                    Exhibit A      Form of Amended and Restated Notes

                    Exhibit B      Form of Weekly Representation
                                   Certificate

                    Exhibit C-1         Form of Opinion of Weil, Gotshal &
                                        Manges

                    Exhibit C-2         Form of Opinion of Alan Sachs, Esq.

                    Exhibit D-1         Form of Bank Guaranty

                    Exhibit D-2         Form of Commercial LC Facility
                                        Guaranty

                    Exhibit E      Specified Defaults

                    Exhibit F      Form of Existing Lender Intercreditor
                                   Agreement

                    Exhibit G      Form of Last-Out Participation Agreement

                    Exhibit H      Form of New Lender Intercreditor
                                   Agreement




                                      SCHEDULES

                    Schedule 2.2        Exposures of the Banks

                    Schedule 2.3        Existing Original Credit Documents

                    Schedule 7.1(a)     Borrower's Subsidiaries not in Good
                                        Standing

                    Schedule 7.1(d)     Contingent Liabilities

                    Schedule 7.1(e)     Pending Litigation

                    Schedule 7.1(f)     Pension and Welfare Plans

                    Schedule 7.1(i)     Existing Indebtedness

                    Schedule 7.1(j)     Labor Matters

                    Schedule 7.1(k)     Permitted Liens

                    Schedule 7.1(n)     Patents, Licenses, Trademarks, etc.

                    Schedule 7.1(o)     Environmental Compliance

                    Schedule 7.1(p)     Subsidiaries

                    Schedule 7.1(r)     Transfers of Property

                    Schedule 8.1(b)     Existing Indebtedness

                    Schedule 8.1(x)     Cash Management System

                    Schedule 11.1  Addresses for Notice





                                  OVERRIDE AGREEMENT


               This OVERRIDE AGREEMENT, dated as of September 22, 1995 (as amended, modified, restated or supplemented from time to time, this "Agreement"), is among Edison Brothers Stores, Inc., a Delaware corporation (the "Borrower") and the financial institutions listed on the signature pages hereof and their respective successors and assigns (each individually, a "Bank" and collectively, the "Banks").

          PRELIMINARY STATEMENTS:

               1. The Borrower and the Banks are parties to one or more of the following agreements, documents and instruments (such agreements, documents and instruments, together with all other agreements, documents and instruments executed and delivered in connection therewith that give rise to any claims against the Borrower (contingent or otherwise) in favor of one or more Banks being collectively referred to herein as the "Original Credit Documents"):

                    (a) the Credit Agreement dated as of June 4, 1993 (as heretofore amended, waived or otherwise modified, the "Revolving Credit Facility") among the Borrower, the Banks listed therein (collectively in such capacities, the "Committed Banks") and Mercantile Bank of St. Louis National Association, as agent (in such capacity, including its successors, the "Agent"); and

                    (b) the various agreements or instrument (such agreements or instrument, as heretofore amended, waived or otherwise modified, collectively, the "Uncommitted Loan
               Documents") between the Borrower and, or made by the Borrower to the order of, each of The Boatmen's National Bank of St. Louis, Citibank, N.A., The Bank of Nova Scotia, Sanwa Bank, Fifth Third Bank, The Bank of New York and The Sumitomo Bank, Limited (collectively in such capacities, the "Uncommitted Banks"); and

                    (c) the Continuing Standby  Letter of Credit  Agreement
               dated November 15, 1989, the Letter Agreement dated as of June 30, 1994, and the Application for Standby Letter of Credit dated December 19, 1994, each between Banca Nazionale del Lavoro S.p.A., New York Branch (the "Standby LC Bank") and the Borrower (collectively the "Original Standby LC Documents").

               2. The Borrower and Mercantile Bank of St. Louis National Association (in such capacity, the "Commercial LC Bank") are parties to the On-Line and International Banking System Agreement dated May 27, 1992 (as heretofore amended, waived or otherwise modified, the "Commercial LC Facility").

               3. The Borrower is also indebted to various parties (collectively, the "Private Placement Noteholders" and, together with the Banks and the Commercial LC Bank, collectively called the "Existing Lenders") pursuant to the Note Agreements dated as of March 1, 1993 (as heretofore amended, waived or otherwise modified, the "Note Agreements" and, together with the Original Credit Documents and the Commercial LC Facility, collectively called the "Existing Lender Agreements") relating to the 7.09% Series A Senior Notes Due March 1, 2000, the 7.52% Series B Senior Notes Due March 1, 2003 and the 8.04% Series C Senior NotesDue March 1,2008(collectively, the"Private PlacementNotes").

               4.   Certain  events of  default under  the Original  Credit
          Documents have occurred and are presently continuing (such events of default, which are listed on Exhibit E, collectively called the "Specified Defaults"). In addition, certain events of default under the Note Agreements have occurred and are presently continuing (such events of default, together with the Specified Defaults, collectively called the "Existing Lender Defaults").

               5. The Borrower has requested the Existing Lenders to forbear from taking any enforcement or other action on account of the Existing Lender Defaults. The Borrower has further requested the Existing Lenders to modify the Existing Lender Agreements in certain respects to permit, among other things, the Borrower to obtain from BankAmerica Business Credit, Inc. (the "New Lender") a new secured credit facility providing for extensions of credit to the Borrower in a maximum aggregate amount of $75,000,000, subject to borrowing base availability as determined in accordance with its provisions (such facility, together with all agreements, instruments and other documents relating thereto, collectively called the "New Financing Facility").

               6. Pursuant to the Borrower's request, and subject in all respects to the terms and conditions of this Agreement, (a) each of the Banks and the Borrower have agreed to enter into this Agreement to provide the requested forbearance and to override or to amend and restate to the extent provided herein, as applicable, the terms and provisions of the Original Credit Documents, (b) the Commercial LC Bank has agreed to commit to continuing to issue commercial letters of credit for the account of the Borrower pursuant to the Commercial LC Facility up to an aggregate outstanding stated amount of $130,000,000, and (c) the Borrower is causing certain of its Subsidiaries (hereinafter defined) to guaranty (i) pursuant to the Bank Guaranty (hereinafter defined) all of the indebtedness of the Borrower to the Banks under the Original Credit Documents, as amended and restated pursuant to this Agreement and (ii) pursuant to the Commercial LC Facility Guaranty (hereinafter defined) the obligations of the Borrower to the Commercial LC Bank under the Commercial LC Facility.

               7.   In  addition, the  Borrower and  the Private  Placement
          Noteholders are concurrently entering into an agreement modifying the Note Agreements and the Private Placement Notes (the "Noteholder Forbearance Agreement") in substantially the same manner as the terms and conditions of the Original Credit Documents are being modified by this Agreement, and the Borrower is causing certain of its Subsidiaries to guaranty pursuant to the Noteholder Guaranty (hereinafter defined) all of the indebtedness of the Borrower to the Private Placement Noteholders under the Note Agreements and the Private Placement Notes.

               8. Finally, to establish and set forth their respective rights with respect to the Borrower and its Subsidiaries from and after the date hereof, the Existing Lenders are concurrently entering into an Intercreditor Agreement (the "Existing Lender Intercreditor Agreement") among themselves, the Borrower and the Guarantors in the form of Exhibit F.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:


                                      ARTICLE I.

                                     DEFINITIONS

               1.1 Definitions Generally. For purposes of this Agreement, the following capitalized terms have the meanings indicated in this Section 1.1. The following definitions apply equally to both the singular and plural forms of the defined terms.

               "Acquisition" means any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, partnership or other organization or entity, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership or (iii) a majority of the ownership interests in any organization or entity other than a corporation or partnership.

               "Administrative Representative" means The Boatmen's National Bank of St. Louis, a national banking association, in its capacity as administrative representative hereunder.

               "Affiliate" means any Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Borrower or any Subsidiary,
          (b) that beneficially owns or holds or has the power to direct the voting power of five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary or (c) that has five percent (5%) or more of its voting stock (or, in the case of a Person that is not a corporation, five percent (5%) or more of its equity interest) beneficially owned or held, directly or indirectly, by the Borrower or any Subsidiary. For purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

               "Agent" has the meaning specified in the first Preliminary Statement.

               "Aggregate Exposure" means, as of any given time, the aggregate Exposures of the Banks.

               "Agreement" has the meaning specified in the Preamble.

               "Amendment   and  Restatement  Election"   has  the  meaning
          specified in Section 2.1(b).

               "Bank(s)" has the meaning specified in the Preamble.

               "Bank Guaranty" means the Guaranty of even date herewith from the Guarantors to the Banks in the form of Exhibit D-1.

               "Borrower" has the meaning specified in the Preamble.

               "Business Day" means any day except a Saturday, Sunday or legal holiday observed by commercial banks in New York, New York.

               "Capital Expenditures" means, in respect of any Person, all expenditures for the purchase or construction of fixed assets, plant and equipment that are or should be capitalized in accordance with GAAP, including, without limitation, Capitalized Lease Obligations.

               "Capitalized Lease" of a Person means any lease of Property by such Person as lessee that are or should be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

               "Capitalized Lease Obligations" of a Person means the amount of the obligations of the Person under Capitalized Leases that are or should be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

               "Capitalized Rentals" of any Person means, as of the date of any determination thereof, the amount at which the aggregate minimum rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person prepared in accordance with GAAP.

               "Change of Control" means any acquisition subsequent to the Effective Date by any Person, or related Persons constituting a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Borrower, through beneficial ownership of the capital stock of the Borrower or otherwise or (b) all or substantially all of the Properties and assets of the Borrower. For purposes of this definition, "acquisition" of the power or Properties and assets stated in the preceding sentence means the earlier of (i) the actual possession thereof and (ii) the consummation of any transaction or series of related transactions that, with the passage of time, will give such Person or Persons the actual possession thereof.

               "Claim" of any Bank means at any time the sum of (a) the amount of such Bank's Exposure plus (b) (i) in the case of the Standby LC Bank, the amount of any accrued and unpaid Standby LC Bank Fees plus any accrued and unpaid interest on any Note issued to the Standby LC Bank pursuant to Section 2.5, and (ii) in the case of each Bank other than the Standby LC Bank, the amount of any accrued and unpaid interest on any Note held by such Bank.

               "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code will be construed to also refer to any successor sections.

               "Commercial LC Bank" has the meaning specified in the second Preliminary Statement.

               "Commercial LC Facility" has the meaning specified in the second Preliminary Statement.

               "Commercial LC Facility Guaranty" means the Guaranty of even date herewith from the Guarantors to the Commercial LC Bank in the form of Exhibit D-2.

               "Committed Banks" has the meaning specified in the first Preliminary Statement.

               "Concentration Account Bank" means The Boatmen's National Bank of St. Louis or any successor to such bank in such capacity approved in writing by the Required Banks and holders of a majority in principal of the Private Placement Notes.

               "Consolidated", when used with respect to "Indebtedness," means the Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

               "Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the assets and liabilities of which are or should be consolidated with those of the Borrower in its consolidated financial statements as of such date in accordance with GAAP.

               "Default" means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would become an Event of Default.

               "Effective Date" means the first date on which all of the conditions precedent set forth in Section 10.1 of this Agreement are satisfied.

               "Electing Bank" has the meaning specified in Section 2.1(b).

               "Environmental Laws" means  the Comprehensive  Environmental
          Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, superlien laws and any other Federal, state or local statute, law, ordinance, code, rule or regulation or judicial or administrative order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, and all amendments thereto, now or at any time hereafter in effect.

               "Environmental Lien" means any Lien in favor of any governmental or regulatory entity or other Person for or with respect to (a) any liability under any Environmental Law or
          (b) damages or costs incurred by such governmental or regulatory entity or other Person in connection with any actual, threatened or suspected spillage, disposal or other releases of any Hazardous Materials, including, without limitation, investigative costs related thereto.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA will be construed to also refer to any successor sections.

               "ERISA Affiliate" means any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code.

               "Event of Default" has the meaning specified in Section 9.1.

               "Existing Lender Agreements" has the meaning specified in the third Preliminary Statement.

               "Existing Lender Defaults" has the meaning specified in the fourth Preliminary Statement.

               "Existing Lender Intercreditor Agreement" has the meaning specified in the eighth Preliminary Statement.

               "Existing Lenders" has the meaning specified in the third Preliminary Statement.

               "Exposure" means, at any given time:

                    (a) with respect to each Committed Bank, the aggregate outstanding principal balance of all Indebtedness owed by the Borrower to such Committed Bank pursuant to the Original Credit Documents to which such Committed Bank is a party, this Agreement or the Notes;

                    (b) with respect to each Uncommitted Bank, the aggregate outstanding principal balance of all Indebtedness owing by the Borrower to such Uncommitted Bank pursuant to the Original Credit Documents to which such Uncommitted Bank is a party, this Agreement or the Notes; and

                    (c) with respect to the Standby LC Bank, the aggregate amount of the Standby LC Bank's Letter of Credit Exposure.

               "GAAP" means, as to a particular Person, such accounting principles as, in the opinion of the "Big 6" accounting firm regularly retained by such Person, conform at the time to generally accepted accounting principles; provided that as to any Person who has not regularly retained such an accounting firm, "GAAP" means generally accepted accounting principles at the time in the United States.

               "Guaranties" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
          (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation or (iv) otherwise to assure the owner of such Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money will be deemed to be Indebtedness in an amount equal to the then outstanding principal amount of such Indebtedness for borrowed money that has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend will be deemed to be Indebtedness in an amount equal to the maximum aggregate amount of such obligation, liability or dividend.

               "Guarantor" means any Person that has guaranteed any or all of the Obligations.

               "Handyman Guaranties" means all guaranties by the Borrower of payments under any Capitalized Lease or Operating Lease of real property previously used by the Borrower's former Subsidiary, The Handyman Corporation.

               "Hazardous Materials" means those materials, wastes and substances defined as hazardous substances in 42 U.S.C.
          Section 9601(14), and all other materials, wastes and substances (including, without limitation, solids, liquids and gases), now or hereafter designated or defined as hazardous, toxic, dangerous or otherwise regulated under any Federal, state or local law, rule or regulation pertaining to environmental pollution, contamination, protection or waste management, treatment, storage, handling or disposal and any other materials or substances (including, without limitation, petroleum and other substances specifically excluded from the definition of hazardous substances under 42 U.S.C. Section 9601(14)), the exposure to which is prohibited, limited or regulated by any governmental or regulatory authority or under any Environmental Law.

               "Indebtedness" of any Person means and includes, without duplication, all obligations of such Person that in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event includes all (a) obligations of such Person for borrowed money or that have been incurred in connection with the acquisition of Property or assets, (b) obligations secured by any Lien upon Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
          (c) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property,
          (d) Capitalized Rentals and (e) Guaranties of obligations of others of the character referred to in this definition.

               "LC Cash Collateral Account" means deposit account number 0510-335401-00 maintained with the Standby LC Bank in the Borrower's name, but under the sole dominion and control of the Standby LC Bank.

               "Lease Termination Payments" means all payments or other consideration of any nature made or otherwise provided by the Borrower or any Subsidiary to landlords with respect to the termination of leases of any retail or warehouse property under which the Borrower or such Subsidiary is lessee.

               "Letter  of  Credit  Exposure"  means, at  any  given  time,
          (i) the aggregate undrawn face amount of all outstanding Standby Letters of Credit, plus (ii) the aggregate amount of any drawings on any Standby Letters of Credit honored by the Standby LC Bank and not reimbursed in cash, minus (iii) the amount on deposit in the LC Cash Collateral Account.

               "Lien" means any mortgage, lien, pledge, security interest, encumbrance or charge of any kind, any conditional sale or other title retention agreement or any Capitalized Lease.

               "Material Adverse Effect"  means a  material adverse  effect
          (i) upon the financial condition, operations, business, properties or prospects of the Borrower and the Subsidiaries taken as a whole, or (ii) upon the ability of the Borrower or any Guarantor to perform any of its material obligations under any of the Override Documents.

               "Maturity Date" means the earliest of (i) February 29, 1996,
          (ii) the date the Obligations become due and payable pursuant  to
          Section 9.1, and (iii) the termination date of the New Financing Facility.

               "Multi-Employer Plan" means a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA that is maintained for employees of the Borrower, any ERISA Affiliate or any Subsidiary.

               "New Commercial LC Facility Agreement" means the Commercial LC Facility as amended and modified by the Modification to On-Line International Banking System Agreement and to Letter Agreement of even date herewith providing for the Commercial LC Bank's commitment to issue letters of credit for the account of the Borrower and its Subsidiaries in an aggregate face amount not to exceed $130,000,000.

               "New Financing Facility" has the meaning specified in the fifth Preliminary Statement.

               "New Financing Facility Last-Out Participation" means a last-out participation in the New Financing Facility that may be purchased by the Concentration Account Bank for the pro rata account and benefit of the Banks and the Private Placement Noteholders from the New Lender in the amount and to the extent of any Setoff Funds pursuant to the New Lender Intercreditor Agreement, which last-out participation will be governed by the Last-Out Participation Agreement in the form of Exhibit G.

               "New  Lender"  has  the   meaning  specified  in  the  fifth
          Preliminary Statement.

               "New Lender Intercreditor Agreement" means an intercreditor agreement of even date herewith among the Concentration Account Bank and the New Lender in the form of Exhibit H.

               "New Note" means, collectively, each of the Amended and Restated Promissory Notes issued by the Borrower to a Committed Bank or an Electing Bank pursuant to Section 2.4 in substitution for such Bank's Original Promissory Notes.

               "Nonelecting Bank" means any Uncommitted Bank or the Standby LC Bank that is not an Electing Bank.

               "Note" means, collectively, each New Note, each Nonelecting Bank's Original Promissory Note and any promissory note issued by the Borrower to the Standby LC Bank pursuant to Section 2.5.

               "Note Agreements" has the meaning specified in the third Preliminary Statement.

               "Noteholder Forbearance Agreement" has the meaning specified in the seventh Preliminary Statement.

               "Noteholder Guaranty" means the Guaranty of even date herewith from the Guarantors to the Private Placement Noteholders in form and substance substantially identical to the Bank Guaranty.

               "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Banks, or to any Person entitled to indemnification pursuant to
          Section 11.4 and/or 11.5 of this Agreement, of any kind or nature, present or future, regardless whether evidenced by any note, guaranty or other instrument, arising under this Agreement, the Original Credit Documents, the Notes or any other Override Document, regardless whether for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, prefunding obligations under letter of credit facilities, loan, guaranty, indemnification, or reimbursement provision, or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The Obligations include, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under the Original Credit Documents, this Agreement or any other Override Document.

               "Occupational Safety and Health Laws" means the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state or local statute, law, ordinance, code, rule or regulation or judicial or administrative order or decree regulating, relating to or imposing liability or standards of conduct concerning employee safety and/or health, as now or at any time hereafter in effect.

               "Operating Lease" means any lease of real property under which the Borrower or a Subsidiary is lessee, other than
          (1) leases between the Borrower and its Subsidiaries or between Subsidiaries of the Borrower and (2) Capitalized Leases.

               "Original Credit Documents" has the meaning specified in the first Preliminary Statement.

               "Original Promissory Notes" means the promissory notes issued by the Borrower to certain of the Banks pursuant to, or constituting, the Original Credit Documents.

               "Override Documents" means, collectively, this Agreement, the New Notes, the Bank Guaranty, the Commercial LC Facility Guaranty, the Existing Lender Intercreditor Agreement, the New Lender Intercreditor Agreement and all exhibits and schedules hereto and thereto and all other instruments, documents and agreements executed and delivered in connection herewith and therewith, each as amended or otherwise modified after the date hereof in accordance with the terms of this Agreement.

               "Original Standby LC Documents" has the meaning specified in the first Preliminary Statement.

               "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

               "Participants" has the meaning specified in Section 12.2(a).

               "Pension Plan" means a "pension plan," as such term is defined in Section 3(2) of ERISA, which is established or maintained by the Borrower, any ERISA Affiliate or any Subsidiary, other than a Multi-Employer Plan.

               "Percentage" has the meaning specified in the Existing Lender Intercreditor Agreement.

               "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Prime Rate" means the interest rate announced from time to time by Citibank, N.A., in New York, New York as its "base rate" on commercial loans (which rate will change as and when such "base rate" changes).

               "Principal Concentration Account" means, collectively, each of the deposit accounts of the Borrower maintained at the Concentration Account Bank where substantially all cash, checks and credit card collections and receipts of the Borrower and of its Subsidiaries are or may be collected and concentrated under the Borrower's cash management system described on
          Schedule 8.1(x).

               "Private Placement Noteholders" has the meaning specified in the third Preliminary Statement.

               "Private Placement Notes" has the meaning specified in the third Preliminary Statement.

               "Property" means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible. For purposes of this Agreement, the Borrower and each Subsidiary will be deemed to be the owner of any Property that the Borrower or such Subsidiary has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to such Property has been retained by or vested in some other Person for security purposes.

               "Pro Rata Share" means, at any given time, with respect to any Bank, the ratio (stated as a percentage) of such Bank's Exposure to the Aggregate Exposure.

               "Reportable Event" has the meaning given to such term in ERISA.

               "Required Banks" means at any time Banks (i) having Exposures aggregating at least 67% of the Aggregate Exposure and
          (ii) constituting at least 51% of the Banks, it being understood that, for purposes of this definition, (x) Banks that are both Committed Banks and Uncommitted Banks will constitute one Bank and (y) after the Maturity Date, a Nonelecting Bank will cease to be a "Bank" if it is not a Committed Bank.

               "Requirements of Law" means, as to any Person, the articles or certificate of incorporation, charter and by-laws or other organizational or governing documents of such Person (including, without limitation, certificates of designation of any capital stock of such Person), and any law, rule or regulation, or order, award, judgment, decree, writ or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject including, without limitation, the Securities Act of 1933 as amended, the Securities Exchange Act of 1934, as amended, Regulations G, U and X of the Board of Governors of the Federal Reserve System, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

               "Restricted Investment" means any acquisition of Property by the Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of stock, Indebtedness or other obligation, or by loan, advance, capital contribution, or otherwise, except the following:

                    (a) Property used in the business of the Borrower and its Subsidiaries and other investments existing on the Effective Date as reflected in the financial statements of the Borrower and its Subsidiaries referred to in Section 7.1(d);

                    (b) current assets arising from the sale or lease of goods or rendition of services in the ordinary course of business of the Borrower and its Subsidiaries; and

                    (c)  loans made  by the  Borrower or any  Subsidiary to
               the  Borrower   or   another  Subsidiary   permitted   under
               Section 8.1(b)(G) or (H).

               "Revolving Credit Facility" has the meaning specified in the first Preliminary Statement.

               "Sale and Leaseback Transaction" means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any Property after the date of acquisition or occupancy of such Property, and thereafter lease (whether or not a Capitalized Lease) the same or similar Property from the purchaser or the transferee of such Property.

               "Setoff Funds" means those funds obtained by the Concentration Account Bank or any other Bank pursuant to the provisions of Section 6.2 or any Private Placement Noteholder or the Commercial LC Bank.

               "Setoff Limit" means an aggregate amount of $25,000,000, whether such amount is obtained or realized from Setoff Funds or the mandatory principal reduction payment required to be made under Section 4.2, for the Banks and the Private Placement Noteholders from the Effective Date until the later of (i) the
          Maturity Date and (ii) the date on which the Borrower's "Obligations" (as defined in the New Financing Facility) under the New Financing Facility as in effect on the Effective Date (and without giving effect to any extension, replacement or refinancing thereof) are paid in full and the New Financing Facility has been terminated.



               "Specified Defaults" has the meaning specified in the fourth Preliminary Statement.

               "Standby LC Bank" has the meaning specified in the first Preliminary Statement.

               "Standby  LC   Bank  Fee"  has  the   meaning  specified  in
          Section 5.1(b).

               "Standby Letters of Credit" means, collectively, the four Standby Letters of Credit issued pursuant to the Original Standby LC Documents for the account of the Borrower in the aggregate stated amount of $7,948,491.

               "Subsidiary" means any corporation at least a majority of whose outstanding stock having ordinary voting power for the election of a majority of the members of the Board of Directors (or other governing body) of such corporation (other than stock having such power only by reason of the happening of a contingency) are at the time owned by the Borrower and/or one or more Subsidiaries of the Borrower.

               "Uncommitted Banks" has the meaning specified in the first Preliminary Statement.

               "Uncommitted Loan Documents" has the meaning specified in the first Preliminary Statement.

               "Wholly Owned" when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by the Borrower and/or one or more of its Wholly Owned Subsidiaries.

               1.2  Accounting  Terms  and   Determinations.    Except   as
          otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes approved by the Borrower's independent certified public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.

                                     ARTICLE II.

              OVERRIDE GENERALLY AND AMENDMENT AND RESTATEMENT ELECTION;
                  STIPULATION OF CLAIMS; LETTER OF CREDIT PROVISIONS

               2.1  Override Generally; Amendment and Restatement Election.
          (a) On and after the Effective Date, and continuing through the Maturity Date, the terms and conditions of the Revolving Credit Facility and each of the other Original Credit Documents to which a Committed Bank is a party will be governed by the terms and conditions of this Agreement and the other Override Documents to the extent that the terms and conditions of such Original Credit Documents differ from or are inconsistent with the terms and conditions of this Agreement and the other Override Documents. Subject to the preceding sentence, each of the Original Credit Documents to which a Committed Bank is a party will remain in full force and effect. In furtherance of the foregoing and notwithstanding any other provision of this Agreement, the Borrower, the Agent and each of the Committed Banks agree that
          Article VII  of the  Revolving  Credit Facility  and, subject  to
          Article XIII of this Agreement, Section 5.01(e) of the Revolving Credit Facility are not affected in any way by this Agreement or any other Override Document and remain in full force and effect; provided, however, that Section 5.01(e) of the Revolving Credit Facility shall not apply to or prohibit the Liens granted to the New Lender under the New Financing Facility, the rights of setoff provided to the Concentration Account Bank under this Agreement and the New Lender Intercreditor Agreement.

               (b) Each Uncommitted Bank and the Standby LC Bank may elect on or within fifteen (15) Business Days following the Effective Date by written notice to the Borrower to have this Agreement and the other Override Documents amend, restate and supersede in their entirety each of the Original Credit Documents to which such Bank is a party, and from and after the date any such Bank makes such election (each such election called an "Amendment and Restatement Election" and any such Bank making such election called an "Electing Bank"), this Agreement and the other Override Documents will amend, restate and supersede in their entirety each of the Original Credit Documents to which such Electing Bank is a party.

               (c) On the Effective Date and continuing through the earlier of (i) the date on which the Nonelecting Bank party thereto becomes an Electing Bank (whereupon all of such Original Credit Documents will be amended and restated in accordance with
          Section 2.1(b)) and (ii) the Maturity Date, the terms and conditions of each of the Original Credit Documents to which a Nonelecting Bank is a party will be governed by the terms and conditions of this Agreement and the other Override Documents. Subject to the preceding sentence, each of the Original Credit Documents to which a Nonelecting Bank is a party will remain in full force and effect throughout the term of this Agreement, and on and after the Maturity Date, all of the Obligations of the Borrower to each Nonelecting Bank will be governed exclusively by the terms of the Original Credit Documents to which such Nonelecting Bank is a party; provided, however, that, notwithstanding the foregoing, each Nonelecting Bank will be entitled to receive its Percentage of any Setoff Funds and/or the mandatory principal reduction required to be paid pursuant to
          Section 4.2.

               (d) If the Standby LC Bank becomes an Electing Bank, all of the provisions of the Original Standby LC Documents that do not conflict or are not otherwise inconsistent with the terms of this Agreement will be deemed to be incorporated by reference into this Agreement upon the Standby LC Bank's becoming an Electing Bank, and such provisions will apply and be binding upon the Borrower and the Standby LC Bank under this Agreement as if set forth in full herein. Regardless whether the Standby LC Bank becomes an Electing Bank, the Standby LC Bank agrees that it will not exercise any right of nonrenewal with respect to any Standby Letters of Credit during the period from the Effective Date until the Maturity Date.

               (e)  Nothing  in  this   Agreement  will  be  construed   to
          constitute a novation of any indebtedness arising pursuant to any of the Original Credit Documents.

               2.2 Stipulation as to Exposure. The Borrower and each Bank hereby agree and acknowledge that, immediately prior to the effectiveness of this Agreement on the Effective Date,
          Schedule 2.2 accurately sets forth the aggregate amount, and each category, of the Exposure of each Bank.

               2.3 Stipulation as to Existing Original Credit Documents. The Borrower and each Bank each hereby represents and warrants to each other that, immediately prior to the effectiveness of this Agreement on the Effective Date, (a) Schedule 2.3 accurately identifies each Original Credit Document to which such Person, or such Person's Affiliates, is a party and (b) without in any way limiting the generality of the provisions of Section 11.13, neither the Borrower nor any Subsidiary has paid or agreed to pay any fees or other amounts to, or has made any covenants or other promises for the benefit of, any Bank in connection with the transactions contemplated by Override Documents, except the Borrower's agreement pursuant to Section 11.3 to pay the fees and expenses of legal counsel to such Banks until the Effective Date, and except as otherwise provided in this Agreement and the other Override Documents.

               2.4 Restatement of Other Original Credit Documents. The Original Promissory Notes held by each Committed Bank and each Electing Bank, subject to the effectiveness of this Agreement, will be amended and replaced by the New Notes executed and delivered by the Borrower substantially in the form attached hereto as Exhibit A (i) with respect to the Committed Banks, on the Effective Date and (ii) with respect to each Electing Bank on the later of (x) the Effective Date and (y) the date such Electing Bank makes its Amendment and Restatement Election. As soon as practicable following its receipt of its New Note and the effectiveness of this Agreement, each Bank holding an Original Promissory Note amended and replaced by this Section 2.4 will exert reasonable efforts to deliver such Original Promissory Note to the Borrower, after first affixing the following legend to the face thereof:

               "This promissory note has been amended and restated in its entirety and substituted by the Amended and Restated Promissory Note dated as of September __, 1995, executed and delivered by the undersigned maker and made payable to the payee named herein. Such amendment, restatement and substitution did not constitute a repayment or novation of the indebtedness evidenced by this promissory note, but merely a modification of the terms and conditions of repayment hereof."

          Each Bank holding an Original Promissory Note to be amended and replaced by a New Note hereby represents and warrants to the Borrower that, as of the date of such amendment and replacement,
          (a) it has not heretofore sold, given, conveyed, granted, assigned, pledged, transferred, encumbered or otherwise hypothecated or agreed to hypothecate under any agreement that remains in effect as of the date hereof the Original Promissory
          Note issued to it or any interest therein, (b) it is not presently a party to any agreement pursuant to which it is prohibited from amending and substituting such Original Promissory Note in the manner contemplated by this Section 2.4(a) and (c) to the best of such Bank's knowledge, no Person other than such Bank has asserted any right, title, claim or other interest in such Original Promissory Note or its proceeds.

               2.5 Treatment of Drawings of Standby Letters of Credit. Upon the Standby LC Bank's honoring any drawing under a Standby Letter of Credit, the Standby LC Bank will be deemed to have funded a loan to the Borrower in the principal amount of such drawing to the extent that the Borrower's obligations to the Standby LC Bank resulting from such drawing are not reimbursed from amounts on deposit in the LC Cash Collateral Account. If the Standby LC Bank is an Electing Bank, such loan will be governed in all respects by the terms and conditions of this Agreement, will be evidenced by a promissory note having identical economic terms as a New Note (which will be in an original principal amount equal to the Standby LC Bank's Letter of Credit Exposure on the Effective Date and will be executed and delivered to the Standby LC Bank by the Borrower on the Effective
          Date), and will bear interest as provided in Article V. If the Standby LC Bank is a Nonelecting Bank, such loan will be governed by the terms and conditions of the Original Standby LC Documents, as amended and superseded until the Maturity Date by this Agreement.


                                     ARTICLE III.

                                       MATURITY

               3.1 Maturity of the Loans. The aggregate outstanding principal balance of all Obligations of the Borrower to the Committed Banks and the Electing Banks will become due and payable in full, in cash, on the Maturity Date. Subject to the following sentence, the aggregate outstanding principal balance of all Obligations of the Borrower to any Nonelecting Bank will be due and payable in accordance with the terms of the Original Credit Documents to which such Nonelecting Bank is a party. All payments of principal amounts of all Obligations that are otherwise required by the Original Credit Documents to be paid on an earlier date are hereby deferred and extended until the Maturity Date.

               3.2 Cash Collateral for Standby Letter of Credit Obligations. If the Standby LC Bank is an Electing Bank, on the Maturity Date the Borrower shall pay to the Standby LC Bank, in cash, an amount equal to the aggregate Letter of Credit Exposure with respect to which the Borrower is obligated to the Standby LC Bank as of such date. Such amount shall be deposited in the LC Cash Collateral Account and held as cash collateral for such Letter of Credit Exposure. If the Standby LC Bank is a Nonelecting Bank, on and after the Maturity Date all of the Obligations of the Borrower to the Standby LC Bank will be governed by the Original Standby LC Documents.

               3.3 Repayment of Other Obligations. All Obligations (other than those described elsewhere in this Article III) that are outstanding as of the Maturity Date shall become due and payable in full on such date.


                                     ARTICLE IV.

                       TERMINATION OF REVOLVING CREDIT FACILITY
                               AND PRINCIPAL REDUCTION

               4.1  Termination  of  Revolving  Credit  Commitments.    The
          Committed Banks' obligations to make Revolving Credit Loans pursuant to the Revolving Credit Facility are hereby terminated.

               4.2 Mandatory Principal Reduction. On or before 11:00 a.m., St. Louis time, on December 29, 1995, the Borrower will pay an amount equal to the Banks' collective Percentage (calculated in accordance with Section 2 of the Existing Lender Intercreditor Agreement) of $25,000,000, which is stipulated to be $14,694,094 (it being understood that such amount will be reduced by the amount of any Setoff Funds previously obtained) to the Agent for the ratable account of the Committed Banks and to each Uncommitted Bank and the Standby LC Bank. The Borrower will allocate such amount among the Agent, the Uncommitted Banks and the Standby LC Bank in accordance with the collective Percentage of the Committed Banks and the respective Percentage of each Uncommitted Bank and the Standby LC Bank, as applicable. The Agent will distribute among the Committed Banks, the Committed Banks' collective Percentage of such mandatory prepayment, in accordance with their respective Percentages of such mandatory prepayment.

               4.3 Optional Principal Reduction. Subject to the provisions of the Existing Lender Intercreditor Agreement, the Borrower may prepay all or part of the outstanding principal balance of the Obligations due to the Banks at any time.

               4.4  [Intentionally Omitted]

               4.5 Application of Payments by the Standby LC Bank. The Standby LC Bank agrees that it will apply any payment it receives pursuant to this Agreement or any other Override Document first to the repayment of any outstanding loans made or deemed made by the Standby LC Bank to the Borrower pursuant to Section 2.5 and second to the LC Cash Collateral Account to secure the Standby LC Bank's Letter of Credit Exposure with respect to outstanding Standby Letters of Credit. The Standby LC Bank will have a Lien upon and security interest in the LC Cash Collateral Account.

               4.6 General Provisions as to Payments. The Borrower will make each payment hereunder and under the Notes, irrespective of any right of counterclaim or setoff, not later than 12:00 P.M. (St. Louis time) on the date when due, in Federal or other immediately available funds to (i) the Agent at its address referred to in Section 11.1 with respect to any payments due to a Committed Bank and (ii) each Uncommitted Bank or the Standby LC Bank at its address referred to in Section 11.1 with respect to any payment due to such Uncommitted Bank or the Standby LC Bank, as the case may be. The Agent will promptly distribute to each Committed Bank in immediately available funds such Committed Bank's ratable portion under the Revolving Credit Facility of any payment received by the Agent for the account of the Committed Banks. Whenever any payment of any amount hereunder or under the Notes shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon at the then applicable rate shall be payable for such extended time.


                                      ARTICLE V.

                                  INTEREST AND FEES

               5.1 Interest Rates; Letter of Credit Fees. (a) Subject to the provisions of Section 5.2, the Borrower shall pay interest on the unpaid principal balance of the Obligations to each Bank and other Obligations outstanding from time to time, from and including the later of the date such Obligations were incurred and the Effective Date and until the principal amount thereof will have been paid in full, at a rate per annum equal to either
          (i) the Prime Rate plus 1% or (ii) 9.75%, as each such Bank may elect by oral notice to the Borrower (confirmed in writing within five (5) Business Days after such oral notice is given) on or before the Effective Date. All such accrued and unpaid interest shall be paid in arrears on the first Business Day of each calendar month commencing after the Effective Date and will be calculated based upon a year of 360 days and actual days elapsed.

               (b) The Borrower will pay to the Standby LC Bank a fee equal to two and three-quarters percent (2.75%) per annum of difference of (i) the average daily undrawn face amount of all Standby Letters of Credit outstanding from time to time minus
          (ii) the average daily balance in the LC Cash Collateral Account (the "Standby LC Bank Fee"). The Standby LC Bank Fee will be payable monthly in arrears on the first Business Day of each calendar month commencing after the Effective Date and will be calculated based upon a year of 360 days and actual days elapsed. In addition, the Borrower will pay to the Standby LC Bank all customary charges and out-of-pocket and additional expenses in connection with the administration of the Standby Letters of Credit.

               5.2 Postdefault Interest. During the continuation of a Default, the outstanding principal Obligations of the Borrower to the Banks shall bear interest, and the Standby LC Fee shall accrue, at a rate per annum equal to the rate otherwise applicable to the Obligations of the Borrower to the Banks and other Obligations under Section 5.1(a) or Section 5.1(b), as the case may be, plus two percent (2%); provided, however, that the principal Obligations of the Borrower to any Nonelecting Bank outstanding after the Maturity Date will bear interest as provided in the Original Credit Documents to which such Nonelecting Bank is a party.

               5.3 Accrued and Unpaid Interest and Fees as of the Effective Date. All accrued and unpaid interest and fees arising under the Original Credit Documents (calculated at the contractual rate applicable under the respective Original Credit Documents and including, without limitation, interest on any overdue interest calculated at the contractual rate applicable under the respective Original Credit Documents) as of the Effective Date will be due and payable by the Borrower on the Effective Date.

               5.4 Override Fees. On the Effective Date, the Borrower shall pay to each of the Banks an override fee in the amount of one percent (1%) of the principal amount of the Obligations owed to each such Bank on the Effective Date pursuant to the Original Credit Documents.

               5.5 Agency Fee. On the Effective Date, the Borrower will pay to the Agent for the Agent's own account an agency fee of $25,000.

               5.6 Capital Adequacy. If, after the date of this Agreement, any Bank determines that the adoption of or any change in, any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation of administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on such Bank's capital in respect of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such reduction. All determinations made by such Bank of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.


                                     ARTICLE VI.

                  PLEDGE OF PRINCIPAL CONCENTRATION ACCOUNT; SETOFF

               6.1 Pledge of Principal Concentration Account. The Principal Concentration Account, pursuant to the provisions of the New Financing Facility and the New Lender Intercreditor Agreement, will be subject to a Lien and security interest in favor of the New Lender, which security interest will be
          (i) subject to the set-off rights of the Concentration Account Bank set forth in the New Lender Intercreditor Agreement and
          (ii) subject to the provisions of Section 6.2, 6.3 and 6.4 below.

               6.2 Setoff. If any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and regardless whether collected or available) and any other Indebtedness at any time held or owing by the Concentration Account Bank to or for the credit or account of the Borrower, up to the Setoff Limit, may be offset and applied toward the payment of the Obligations owing to the Concentration Account Bank, regardless whether the Obligations, or any part hereof, shall then be due and applied in accordance with Section 6.4. The Concentration Account Bank agrees not to exercise any rights of setoff with respect to deposits except as provided in this
          Agreement and the New Lender Intercreditor Agreement, and, subject to the following sentence, so long as the Borrower and its Subsidiaries comply with the cash management system set forth on Schedule 8.1(x) to the extent they are required to do so under
          Section 8.1(x), each Bank other than the Concentration Account Bank agrees that it will not exercise any setoff rights it may have against the Borrower or any of its Subsidiaries and the Banks and the Concentration Account Bank agree that, individually or collectively, they will not be entitled to receive funds through the exercise of any right or rights of setoff in excess of the Setoff Limit. Upon the later to occur of (x) the Maturity Date and (y) the date on which the Borrower's "Obligations" (as defined in the New Financing Facility) under the New Financing Facility as in effect on the Effective Date (and without giving effect to any extension, replacement or refinancing thereof) are paid in full and the New Financing Facility has been terminated, each Bank will have and be permitted to exercise any and all rights of setoff provided under applicable law. Each of the Banks acknowledges and agrees that the limitations on rights of setoff contained in this Agreement are provided for the benefit of the New Lender and the Borrower, and that neither this
          Section 6.2 nor any of the defined terms used in this Section 6.2 may be amended or modified without the prior written consent of the New Lender.

               6.3 Ratable Payments. Subject to the terms of the Existing Lender Intercreditor Agreement, each Bank agrees that if it, by exercising any right of set-off or counterclaim or otherwise, receives payment of a proportion of its Claim that is greater than the proportion received by any other Bank (based on the Pro Rata Shares of the Banks) in respect of its Claim, the Bank receiving such proportionately greater payment shall purchase such participations in the Claims of the other Banks (to which purchase the Borrower hereby consents), and such other adjustments will be made, as may be required so that all such payments with respect to the Claims of the Banks shall be shared by the Banks on the basis of their Pro Rata Shares. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any of the Obligations, regardless whether acquired pursuant to the foregoing arrangements or as set forth in Article XII, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation; provided, however, that, notwithstanding any of the foregoing provisions of this
          Section 6.3, any and all amounts recovered from the Borrower or any Subsidiary by any Bank as a result of such Bank's exercising a right of set-off against any account of the Borrower or any Subsidiary will constitute Setoff Funds subject to the Setoff Limit, and any Bank recovering any such amounts will immediately remit such amount to the Concentration Account Bank, which will apply such funds in accordance with Section 6.4. Notwithstanding the foregoing, each Bank other than the Concentration Account Bank agrees to forbear from exercising any right of setoff against the Borrower or any Subsidiary until the date specified in the penultimate sentence of Section 6.2.

               6.4 Use of Setoff Funds. To the extent the Concentration Account Bank is required to do so under the terms of the New Lender Intercreditor Agreement, the Concentration Account Bank will utilize any Setoff Funds to purchase the New Financing Facility Last-Out Participation in an amount equal to the lesser of (i) the amount of such Setoff Funds and (ii) the sum of
          (x) the aggregate amount of the principal of and accrued and unpaid interest on any outstanding "Loans" (as defined in the New Financing Facility) plus (y) the aggregate stated amount of any outstanding Letters of Credit (as defined in the New Financing Facility), plus (z) any accrued and unpaid fees, under the New Financing Facility on the date the Concentration Account Bank receives such Setoff Funds. To the extent the Concentration Account Bank is not required by the New Lender Intercreditor Agreement to use Setoff Funds to purchase the New Financing Facility Last-Out Participation, any such Setoff Funds will be shared among the Existing Lenders (other than the Commercial LC
          Bank) in accordance with the terms of the Existing Lender Intercreditor Agreement.

                                     ARTICLE VII.

                            REPRESENTATIONS AND WARRANTIES

               7.1  Representations  and Warranties.   The  Borrower hereby
          represents and warrants to each of the Banks that:

                    (a) Corporate Existence and Power. Except as set forth on Schedule 7.1(a), each of the Borrower and each
               Subsidiary: (i) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate powers and all material governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.

                    (b) Corporate Authorization. The execution, delivery and performance by the Borrower and each Subsidiary of this Agreement, the Notes and the other Override Documents to which the Borrower or such Subsidiary is a party are within the corporate powers of the Borrower or such Subsidiary and have been duly authorized by all necessary corporate action.

                    (c) Binding Effect. This Agreement, the Notes and the other Override Documents to which the Borrower or any Subsidiary is a party have been duly executed and delivered by the Borrower and each such Subsidiary and constitute the legal, valid and binding obligations of the Borrower and each such Subsidiary enforceable against the Borrower and each such Subsidiary in accordance with their respective terms.

                    (d)  Financial Information.

                         (i) (A) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at January 28, 1995, and the related consolidated statements of income, common stockholders' equity and cash flows for the fiscal year then ended, with the report thereon of Ernst & Young, copies of which have been provided to the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated
                    Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year and (B) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at July 29, 1995 and the related consolidated statements of income, common stockholders' equity and cash flows for the fiscal quarter then ended, copies which have been furnished to the Banks, fairly present, in accordance with GAAP subject to normal year-end adjustments, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal quarter; and

                         (ii) Except   as   disclosed  in   Schedule 7.1(d)
                    neither the Borrower nor any of its Consolidated Subsidiaries has any contingent liability in excess of $5,000,000 which is required to be disclosed in accordance with GAAP and which is not disclosed on said financial statements or the notes thereto.

                    (e)  Litigation.        Except    as    disclosed    in
               Schedule 7.1(e), there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its
               Subsidiaries before any court or arbitrator or any governmental, regulatory or administrative body, agency or official in which the prayer or claim for relief seeks recovery of an amount in excess of $5,000,000 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $5,000,000), or any form of equitable relief which if granted would have a Material Adverse Effect.

                    (f)  Pension  and  Welfare Plans.    Each  Pension Plan
               complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither the Borrower nor any ERISA Affiliate nor any Subsidiary has withdrawn from any Multi-Employer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by the Borrower, any ERISA Affiliate or any Subsidiary to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multi-Employer Plan which could result in the incurrence by the Borrower, any ERISA Affiliate or any Subsidiary of any material liability, fine or penalty; and neither the Borrower nor any ERISA Affiliate nor any Subsidiary is a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in
               Section 4001(a)(15)  of   ERISA  which  has   two  or   more
               contributing sponsors at least two of whom are not under common control. Except as disclosed on Schedule 7.1(f), neither the Borrower nor any Subsidiary has any contingent liability with respect to any "employee welfare benefit plan," as such term is defined in Section 3(a) of ERISA, which covers retired employees and their beneficiaries.

                    (g)  Tax  Returns and  Payment.   The Borrower  and its
               Subsidiaries have filed all tax returns which are required to be filed and have paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective Properties, assets, income and franchises which have become due and payable by the Borrower or any of its Subsidiaries, except those (i) wherein the amount, applicability of validity are being contested by the Borrower or any such Subsidiary by appropriate proceedings conducted diligently in good faith and in respect of which adequate reserves have been established in accordance with GAAP or (ii) the nonpayment of which (A) by the Borrower or any Subsidiary was not willful and (B) would not result in a Material Adverse
               Effect. All material tax liabilities of the Borrower and its Subsidiaries were adequately provided for as of July 29, 1995, and are now so provided for on the books of the Borrower and its Subsidiaries.

                    (h) Compliance With Other Instruments; None Burdensome. Neither the Borrower nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect, and which is not disclosed on the Borrower's financial statements heretofore submitted to the Banks; none of the execution and delivery by the Borrower of the Override Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, or any of the provisions of the Borrower's Certificate of Incorporation or By-laws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which the Borrower is a party or subject or by which it or its Property is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required as a precondition to, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Override Documents.

                    (i) Existing Indebtedness. Schedule 7.1(i) is a true, correct and complete list of all Indebtedness and Capitalized Leases of the Borrower with a principal balance of $1,000,000 or more and all Indebtedness and Capitalized Leases of the Subsidiaries with a principal balance of $1,000,000 or more outstanding as of July 29, 1995.

                    (j)  Labor   Matters.      Except   as   disclosed   on
               Schedule 7.1(j), (i) neither the Borrower nor any Subsidiary is a party to any union labor contract and (ii) neither the Borrower nor any Subsidiary is a party to any labor dispute.

                    (k) Title to Property. The Borrower and each Subsidiary is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for the Borrower or such Subsidiary to conduct its business. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession in all material respects under all leases under which they are operating as lessees (provided, however, that any failure to enjoy such peaceful and undisturbed possession under any such lease shall not constitute a breach of this representation and warranty if the effect of such failure would not have a Material Adverse Effect), and all such leases are valid and subsisting in full force and effect, except for any default or defaults the effect of which, if taken individually or in the aggregate, would not have a Material Adverse Effect.
               Neither the Borrower nor any Subsidiary has signed any financing statements, security agreements or chattel mortgages with respect to any of its Property, has granted or permitted any Liens securing Indebtedness or other claims in an amount in excess of $500,000 with respect to any of its Property or has any knowledge of any Liens securing Indebtedness or other claims in an amount in excess of $500,000 with respect to any of its Property, except as disclosed on Schedule 7.1(k).

                    (l) Multi-Employer Pension Plan Amendments Act of 1980. The Borrower and each Subsidiary is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended ("MEPPAA"), and has no liability for pension contributions pursuant to MEPPAA.

                    (m) Investment Company Act of 1940; Public Utility Holding Company Act of 1935. The Borrower is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. The Borrower is not a "holding company" as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

                    (n) Patents, Licenses, Trademarks, Etc. Except as disclosed on Schedule 7.1(n), the Borrower and its Subsidiaries possess all necessary patents, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct their respective businesses in all material respects as now conducted without known conflict with any patent, license, trademark, trade name or copyright of any other Person.

                    (o) Environmental Safety and Health Matters. Except as disclosed on Schedule 7.1(o), the Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws and Occupational Safety and Health Laws such that they will not incur or be subject to any liability, penalty or Lien thereunder which could, individually or in the aggregate, have a Material Adverse Effect, (ii) the Borrower and its Subsidiaries do not create, manage, store, discharge, treat, dispose of or release any Hazardous Materials in violation of any applicable Environmental Laws, (iii) there are no known conditions or circumstances associated with any of the currently or previously owned or leased properties or operations of the Borrower or any of its Subsidiaries or any tenants, if any, of the Borrower or any of its Subsidiaries which may give rise to any liability, penalty or Lien under any applicable Environmental Law or any applicable Occupational Safety and Health Law which could have a Material Adverse Effect and (iv) neither the Borrower nor any of its Subsidiaries has knowledge of any violation of, or has received or filed any notice pertaining to any violation or alleged violation of, any applicable Environmental Law or any applicable Occupational Safety and Health Law.

                    (p) Subsidiaries. Schedule 7.1(p) correctly sets forth (i) the name and jurisdiction of incorporation of each Subsidiary as of the date hereof and (ii) a statement of the ownership of each such Subsidiary's stock. The shares of stock of the Subsidiaries listed on Schedule 7.1(p) as being owned by the Borrower or any of its Subsidiaries are so owned as of the date of this Agreement, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever, and all such shares of stock have been duly issued and are fully paid and nonassessable.

                    (q) Disclosure. Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished in writing to any of the Banks, nor any oral statement made by or on behalf of the Borrower by a director, officer, employee, or representative authorized to speak on behalf of the Borrower in connection with the transactions contemplated by this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of the Borrower, there is no fact peculiar to the Borrower or any of its Subsidiaries which presently has a Material Adverse Effect or in the future (so far as the Borrower can now reasonably foresee) will have a Material Adverse Effect that has not heretofore been disclosed by the Borrower to the Banks.

                    (r) Transfers of Property. Neither the Borrower nor any domestic Subsidiary has made any "transfer" (as defined in section 101(54) of the United States Bankruptcy Code, 11 U.S.C. section 101(54)) of Property outside of the ordinary course of business to (a) an "insider" (as defined in section 101(31) of the United States Bankruptcy Code, 11 U.S.C. section 101(31)), within the one-year period immediately preceding the Effective Date or (b) any other Person within the 90-day period immediately preceding the Effective Date, except as set forth on Schedule 7.1(r).

                    (s) Handyman Guarantees. If the Borrower is required to assume payment under any or all of the Handyman Guarantees, such payment or payments would not have a Material Adverse Effect.

                    (t) Noteholder Forbearance Agreement Representations. Each of the representations and warranties of the Borrower contained in Section 2 of the Noteholder Forbearance Agreement is true and correct.

                                    ARTICLE VIII.

                                      COVENANTS

               8.1 Covenants of the Borrower. The Borrower agrees that, so long as any Obligations remain outstanding to any Committed Bank or Electing Bank hereunder or any amount payable under any New Note remains unpaid, unless the prior written consent of the Required Banks is obtained:

                    (a)  Information.  The  Borrower will  deliver to  each
               Bank:

                         (i) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statement of income for such fiscal quarter and for the portion of the Borrower's fiscal year ended at the end of such fiscal quarter and the related consolidated statement of cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, conformance with GAAP and consistency by the chief financial officer of the Borrower;

                         (ii) as soon as available  and in any event within
                    twenty-five (25) days after the end of each fiscal month of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal month, the related consolidated statement of income for such fiscal month and for the portion of the Borrower's fiscal year ended at the end of such fiscal month and the related consolidated statement of cash flows for such fiscal month and for the portion of the Borrower's fiscal year ended at the end of such fiscal month, together with comparable store information by division for the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, conformance with GAAP and consistency by the chief financial officer of the Borrower;

                         (iii) no later than the second Business Day of each week (A) a statement of the consolidated cash flows of the Borrower and its Consolidated Subsidiaries for the immediately preceding week;

                         (iv) promptly  upon  the  mailing  thereof  to the
                    shareholders of the Borrower generally, and in any event within ten (10) days after any such mailing, copies of all financial statements, reports, proxy statements and other material information so mailed;

                         (v) promptly upon any filing thereof, and in any event within ten (10) days after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall file with the Securities and Exchange Commission or any successor agency;

                         (vi) no   later   than   October 31,   1995,   the
                    Borrower's business plan for fiscal year 1996 containing such minimum information as the Existing Lenders and Price Waterhouse, L.L.P. shall request by September 25, 1995;

                         (vii)     no  later than  eight (8)  Business Days
                    after the Effective Date: (A) incumbency certificates, executed by the Secretary or Assistant Secretary of each Subsidiary, which shall identify by name and title and bear the signature of the officers of such entity authorized to sign the Override Documents to which it is a party, upon which certificate the Banks will be entitled to rely until informed in writing of any change by such entity; (B) copies certified by the Secretary or Assistant Secretary of each Subsidiary of such Subsidiary's certificate or articles of incorporation and by-laws; and (C) certified copies of resolutions of each Subsidiary's Board of Directors and, where necessary, shareholders, authorizing or ratifying the execution, delivery and performance of the Override Documents, the Noteholder Guaranty, the New Financing Facility and all other documents provided for herein or therein to be executed by such Subsidiary; and

                         (viii) from time to time, with reasonable promptness, such further information regarding the business, affairs and financial position of the Borrower and each Subsidiary as any Bank may reasonably request.

               It is understood that the Borrower's fiscal year ends on the Saturday nearest in time to January 31, the first quarter of the Borrower's fiscal year ends on the 13th Saturday following the end of the fiscal year, the second quarter ends on the 13th Saturday following the end of the first quarter, the third quarter ends on the 13th Saturday following the end of the second quarter and the fourth quarter ends at the fiscal year end.

                    (b) Limitations on Debt. (i) The Borrower will not create, assume or incur or in any manner be or become liable in respect of any Indebtedness, and will not cause or permit any Subsidiary to create, assume or incur or in any manner be or become liable in respect of any Indebtedness, except:

                              (A)  the Obligations;

                              (B) Indebtedness of the Borrower under the New Commercial LC Facility Agreement;

                              (C) Indebtedness of the Borrower and its Subsidiaries on the Effective Date and reflected on Schedule 8.1(b);

                              (D) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business (subject, in the case of any such trade payables and other contractual obligations owing by the Borrower to Affiliates of the Borrower, to Section 8.1(f));

                              (E) Indebtedness incurred to finance the purchase of equipment constituting Capital Expenditures permitted by Section 8.1(u), so long as the principal amount of Indebtedness incurred for any such purchase of equipment does not exceed 100% of the cost of such equipment;

                              (F) Indebtedness incurred in the ordinary course of business under Operating Leases;

                              (G) (x) in the case of any Subsidiary that is a Guarantor, Indebtedness to the Borrower or a Wholly Owned Subsidiary that is a Guarantor incurred in the ordinary course of business of such Subsidiary consistent with the past practices of the Borrower and its Subsidiaries, provided that any such Indebtedness is subordinated in right of payment to the "Guaranteed Obligations" under and as defined in each of the Bank Guaranty, the Noteholder Guaranty and the Commercial LC Facility Guaranty and (y) in the case of all Subsidiaries that are not Guarantors, Indebtedness to the Borrower or a Wholly Owned Subsidiary incurred in the ordinary course of business of any such Subsidiary consistent with the past practices of the Borrower and its Subsidiaries in a net aggregate outstanding principal amount not exceeding $2,000,000 at any time;

                              (H) Indebtedness of the Borrower to any Wholly Owned Subsidiary that is a Guarantor incurred in the ordinary course of the business of the Borrower and its Subsidiaries consistent with their past practice, provided that any such Indebtedness is subordinated in right of payment to the Obligations; and

                              (I) Indebtedness of the Borrower and its Subsidiaries under the New Financing Facility.

                         (ii) Any   Indebtedness  of  a   Subsidiary  to  a
                    previously Wholly Owned Subsidiary shall be deemed to have been created, assumed or incurred immediately after such Wholly Owned Subsidiary is no longer Wholly Owned.

                    (c) Limitations on Liens. The Borrower will not, and will not cause or permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on any of its or their Property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire or agree to acquire, any Property or assets upon conditional sales agreements or other title retention devices, except:

                         (i) Liens on Property of the Borrower and its Subsidiaries granted to secure their respective "Obligations" under and as defined in the New Financing Facility;

                         (ii) Liens for  property taxes and  assessments or
                    governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
                    Section 8.1(j)(i);

                         (iii) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall
                    (A) at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured and (B) have set aside on its books adequate reserves in accordance with GAAP with respect thereto;

                         (iv) Liens incidental to  the conduct of  business
                    or the ownership of Properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the acquisition of inventory; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                         (v)  minor    survey     exceptions    or    minor
                    encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the use of such real properties in the operation of the business of the Borrower and its Subsidiaries;

                         (vi) Liens,  on  computer  equipment  (principally
                    point of sale terminals) securing the leases of such equipment, as described in Schedule 7.1(k);

                         (vii) Liens incurred after the Effective Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Borrower or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that
                    (A) any such acquisition shall constitute a Capital Expenditure permitted by Section 8.1(u), (B) the Lien shall attach solely to the fixed assets acquired or purchased and (C) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Borrower or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Borrower);

                         (viii) any extension or renewal of any Lien permitted by the preceding clauses (vi) and (vii) above in respect of the same Property theretofore subject to such Lien in connection with the extension or renewal of the Indebtedness secured thereby; provided that
                    (1) such Lien shall attach solely to the same such Property and (2) such extension or renewal of such Indebtedness shall be without increase in the principal remaining unpaid as of the date of such extension or renewal;

                         (ix) the  Lien of the Standby  LC Bank in the Cash
                    Collateral  Account  to  the  extent  provided  for  in
                    Section 4.5(a); and

                         (x)  the   right  of   setoff   provided  to   the
                    Concentration Account Bank under Section 6.2 and the New Lender Intercreditor Agreement.

               Notwithstanding   anything  above  to   the  contrary,  this
               Section 8.1(c) does not apply to the Liens on the Borrower's or its Subsidiaries' Property granted to secure the Borrower's obligations under the New Commercial LC Facility Agreement.

                    (d)  Limitations on Sale and Leasebacks.   The Borrower
               will not, and will not permit any Subsidiary to, effect any Sale and Leaseback Transaction.

                    (e)  Merger,  Consolidation, Sale of Stock and Issuance
               of Stock. The Borrower will not, and it will not cause or permit any Subsidiary to, (i) merge or consolidate into or with, or liquidate into, or enter into any analogous reorganization or transaction with, any other Person,
               (ii) issue or sell, assign, transfer or otherwise dispose of any of its capital stock other than pursuant to the exercise of stock options that exist on the Effective Date by
               directors,  officers  or   employees  of  the  Borrower   or
               (iii) sell, transfer, or otherwise dispose of its Property or assets to any Person other than (A) sales of inventory in the ordinary course of business and (B) sales of (I) the stock or assets of Edison Brothers Mall Entertainment, Inc., a Missouri corporation, (II) the premises occupied by Baker's Shoe Store located at 131-33 South State Street, Chicago, Illinois, (III) the warehouse owned by the Borrower at 400 South 14th Street, St. Louis, Missouri and (IV) the trademark "Sacha London" owned by the Borrower, all of such sales to be for cash (unless otherwise approved by the Required Banks and holders of a majority in principal amount of the Private Placement Notes) and otherwise on commercially reasonable terms.

                    (f) Transactions with Affiliates. The Borrower will not, and will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

                    (g)  Restricted  Investments.   The Borrower  will not,
               and will not cause or permit any Subsidiary to, directly or indirectly, make any Restricted Investments.

                    (h)  Restricted   Payments --   Capital  Stock.     The
               Borrower  will  not,  and  will   not  permit  any  of   its
               Subsidiaries to, directly or indirectly:

                         (i) Declare or pay dividends, either in cash or property, on the capital stock of the Borrower; or

                         (ii) Purchase,  redeem  or  retire,   directly  or
                    indirectly, any of the capital stock of the Borrower or any Subsidiary or any warrants, rights or options to purchase or acquire any shares of such common stock, except for purchases, redemptions or retirements of the common stock of the Wholly Owned Subsidiaries or retirements of options with respect to the Borrower's capital stock in exchange for newly issued options with respect to such common stock pursuant to plans of the Borrower and the Subsidiaries in existence as of the Effective Date; or

                         (iii) Make any other distribution of assets or Property in respect of the capital stock of the Borrower or any Subsidiary; provided that Subsidiaries that are not Guarantors may pay cash dividends on their stock to the Borrower or any Wholly Owned Subsidiary.

                    (i) Consultations and Inspections. The Borrower acknowledges that the Banks and the Private Placement Noteholders have retained Price Waterhouse, L.L.P. as their joint financial advisor with respect to the restructuring of the Borrower's Obligations (including without limitation the transactions contemplated by this Agreement and the other Override Documents). The Borrower will permit, and will cause each Subsidiary to permit, at the Borrower's expense, any Bank and/or Price Waterhouse, L.L.P. and any Person appointed by any Bank and Price Waterhouse, L.L.P. to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the officers of the Borrower and each of its Subsidiaries, and to visit and inspect its Properties and examine its books and records all at such reasonable times and as often as may from time to time be reasonably requested.

                    (j)  Payment of Taxes  and Claims; Corporate Existence;
               Maintenance of  Properties; Insurance.   The Borrower  will,
               and will cause each Subsidiary to:

                         (i) pay and discharge promptly all taxes, assessments and other governmental charges or levies imposed upon it or any of its income, profits or Property before the same shall become past due or in default, as well as all lawful claims and liabilities of any kind (including claims and liabilities for labor, materials and supplies) which, if unpaid, might by law become a Lien upon any of its Property or assets; provided, however, that (A) neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in form and amount deemed adequate by the Borrower and its independent certified public accountants have been provided (segregated to the extent required by GAAP), except that the Borrower and its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond and (B) any failure to pay any such tax, assessment, charge, levy or claim shall not constitute an Event of Default if such failure (1) was not willful and (2) does not and will not result in any Material Adverse Effect;

                         (ii) do  all things necessary to preserve and keep
                    in full force and effect its corporate existence and franchises; provided, however, that nothing in this
                    Section 8.1(j)(ii) shall prevent the abandonment or termination of the corporate existence and franchises of any Subsidiary if, in the opinion of the Borrower, such abandonment or termination is in the interest of the Borrower and not disadvantageous in any material respect to any of the Banks;

                         (iii) on a basis consistent with the past practices of the Borrower and its Subsidiaries and the requirements of this Agreement maintain and keep its Properties used or useful in the conduct of its business in good condition, repair and working order and supplied with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as may be necessary so that the business carried on in connection therewith may be promptly and advantageously conducted at all times; and

                         (iv) cause its  Properties of an  insurable nature
                    to be self-insured (in such manner as is in effect on the Effective Date) or insured (subject to reasonable deductible amounts) by reputable and solvent insurance companies against loss or damage (including public liability) in amounts and subject to terms deemed adequate and prudent by the Borrower. For purposes of this Section 8.1(j)(iv), a "reputable and solvent" insurance company shall mean any insurance company accorded a rating by A.M. Best Company, Inc. of A:XII or higher at the time of issuance of any policy;
                    provided, however, that if during the term of any insurance policy, the rating accorded the insurer shall be less than A:XII, the Borrower or its applicable Subsidiary, as the case may be, on the date of renewal of any such policy (or, if such change in rating shall occur within ninety (90) days prior to such renewal date, within ninety (90) days of the date of such change in rating), will obtain such insurance policy from an insurer accorded such a rating.

                    (k)  Maintenance  of Books  and Records.   The Borrower
               and its Subsidiaries will, on a consolidated basis, maintain their books and records in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Banks pursuant to Section 8.1(a) and concurred in by the independent certified public accountants of the Borrower).

                    (l) Changes in Nature of Business. The Borrower will not, and will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business which would then be engaged in by the Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries as of the Effective Date.

                    (m) Compliance with Law. The Borrower will, and will cause each Subsidiary to, comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which it is subject and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its businesses, which failure to comply or failure to obtain could reasonably be expected to have a Material Adverse Effect.

                    (n) Accountant. The Borrower shall give the Banks prompt notice of any change of the Borrower's independent certified public accountants and a statement of the reasons for such change. The Borrower shall at all times utilize independent certified public accountants of nationally recognized standing.

                    (o) ERISA Compliance. If the Borrower or any Subsidiary shall have any Pension Plan, the Borrower and such Subsidiary or Subsidiaries shall comply in all material respects with all requirements of ERISA relating to such plan. Without limiting the generality of the foregoing, neither the Borrower nor any Subsidiary shall:

                         (i) permit any Pension Plan maintained by it to engage in any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code;

                         (ii) permit  any Pension Plan  maintained by it to
                    incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, 29 U.S.C.
                    Section 1082, whether or not waived.

                         (iii) terminate any such Pension Plan in a manner which could result in the imposition of a Lien on any Property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA, 29 U.S.C.
                    Section 1368; or

                         (iv) take  any action  which  would  constitute  a
                    complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA.

                    (p) Further Assurances. The Borrower will execute, and will cause the Subsidiaries to execute (if applicable), any and all further agreements, documents and instruments, and take any and all further actions that may be required under applicable law, or which any Bank may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement, the Notes and the other Override Documents.

                    (q)  Notices.   The Borrower  will notify each  Bank in
               writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Borrower and/or its Subsidiaries with respect thereto:

                         (i)  Default.  The occurrence of  (A) any Default,
                    (B) any default or event of default under the New Financing Facility, the Noteholder Forbearance Agreement or the New Commercial LC Facility Agreement, or (C) any default or event of default by the Borrower or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which the Borrower or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject, a default under which could have a Material Adverse Effect; the notice required by this Section 8.1(q)(i) shall occur regardless whether Borrower or any Subsidiary receives a waiver of such default from the applicable creditor;

                         (ii) Litigation.      The   institution   of   any
                    litigation, arbitration proceeding or governmental, regulatory or administrative proceeding affecting the Borrower or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $5,000,000 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $5,000,000) or any form of equitable relief that if granted could reasonably be expected to have a Material Adverse Effect;

                         (iii) Judgment. The entry of any judgment or decree in an amount in excess of $1,000,000 against the Borrower or any Subsidiary;

                         (iv) Pension   Plans.     The   occurrence  of   a
                    Reportable Event with respect to any Pension Plan, the filing of a notice of intent to terminate a Pension Plan by the Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by the Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

                         (v) Environmental and Safety and Health Matters. The receipt by the Borrower or any Subsidiary of any notice or allegation by any governmental or regulatory agency, entity, authority or official that: (A) the operations of the Borrower or any Subsidiary are not in full compliance with the requirements of any applicable Environmental Law or Occupational Safety and Health Law; (B) the Borrower or any Subsidiary or any of their respective Properties or facilities are subject to any Federal, state or local investigation concerning
                    (1) any actual, threatened or suspected violation of any Environmental Law or Occupational Safety and Health Law and/or any spillage, disposal or other release into the environment of any Hazardous Materials or (2) any unsafe or unhealthful condition; or (C) any Properties, facilities or assets of the Borrower or any Subsidiary are or may become subject to any Environmental Lien;

                         (vi) Material  Adverse Change.   The occurrence of
                    any event  that could  have a Material  Adverse Effect;
                    and

                         (vii) Change in Management. Any resignation, removal or replacement of any member of the Board of Directors, the Chairman of the Board, President or Chief Financial Officer of the Borrower.

                    (r) Pension Plans. Neither the Borrower nor any Subsidiary will (i) permit any condition to exist in connection with any Pension Plan that might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (ii) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty.

                    (s) Acquisitions. The Borrower will not, nor will it cause or permit any Subsidiary to, make or suffer to exist any Acquisition.

                    (t) Guaranties. The Borrower will not, and will not cause or permit any Subsidiary to, become liable in respect of any Guaranty except for (i) the Bank Guaranty, (ii) the Commercial LC Facility Guaranty, (iii) the Noteholder Guaranty, (iv) Guaranties under the New Financing Facility,
               (v) the Handyman Guaranties, (vi) Guaranties of any lessee's obligations under any Operating Lease (including Guaranties in an amount not exceeding $9,500,000 of such Operating Lease obligations that were assigned to and assumed by a successor lessee), (vii) Guaranties as to which the primary obligation has been taken into account pursuant to the definition of "Indebtedness," (viii) Guaranties of the lease obligations of Dave & Buster's, Inc. in an amount not exceeding $66,000,000, and (ix) Guaranties of the lease obligations of the Borrower's Wholly Owned Subsidiary Edbro Missouri Realty Company, Inc. and of the principal of and interest on the $5,500,000 Industrial Revenue Refunding Bonds Series 1985 issued by the City of Washington, Missouri.

                    (u) Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make Capital Expenditures in excess of $11,500,000 from and after the Effective Date for the Borrower and its Subsidiaries in the aggregate.

                    (v)  Lease Termination  Payments.   From and  after the
               Effective Date, the Borrower will not, nor will it cause or permit any Subsidiary to, make any Lease Termination
               Payments exceeding an aggregate amount of $5,900,000. Within this aggregate limitation, Lease Termination Payments of no more than $4,000,000 in the aggregate for the Borrower and all Subsidiaries may be made during the period commencing on the Effective Date and ending on December 31, 1995. On or before October 31, 1995, the Borrower shall deliver to each Bank a good faith estimate of the number of store closings anticipated between the Effective Date and February 29, 1996, which estimate shall identify the stores proposed to be closed and the anticipated closing costs of each such store.

                    (w) Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased real property of the Borrower or any Subsidiary that could have a Material Adverse Effect, the Borrower shall notify each Bank of the pendency of such proceeding.

                    (x) Accounts; Maintenance of Cash Management System. Until the earlier to occur of (i) the Borrower's payment in full of the mandatory principal reduction required by
               Section 4.2 and (ii) the exercise by the Concentration Account Bank of any rights of setoff it has and its receipt by virtue of such exercise of funds in an aggregate amount equal to the Setoff Limit, neither the Borrower nor any Subsidiary will establish, maintain, or permit to exist any deposit account, investment account or other account of any nature with any financial institution or any other Person except such accounts specified on or contemplated by the description of the Borrower and its Subsidiaries' consolidated cash management system set forth in
               Schedule 8.1(x) and except for the LC Cash Collateral Account. The Borrower and its Subsidiaries will maintain their consolidated cash management system in the manner specified in Schedule 8.1(x) and will maintain the Principal Concentration Account at the Concentration Account Bank; provided, however, that the Borrower may maintain aggregate collected balances up to $1,000,000 at Mercantile Bank of St. Louis National Association.

                    (y) Severance Payments. The Borrower will not, nor will it permit any Subsidiary to, enter into any new, or amend any existing, severance agreement (or agreement that directly or indirectly has the same effect as a severance agreement) with any officer or director except in conformity with the letter dated September 20, 1995 from Alan Miller addressed to Karen Myers and Mark Denkinger, a copy of which has been furnished to each Bank.

                    (z) Amendment of New Commercial LC Facility Agreement, Noteholder Forbearance Agreement and New Financing Facility. The Borrower will not, nor will it permit any Subsidiary to, agree to any amendment, modification or waiver of any provision of the New Commercial LC Facility Agreement, the Noteholder Forbearance Agreement or the New Financing Facility, without the written consent of the Required Banks.

                    (aa) No  Additional  Stores.    The  Borrower will  not
               permit to exist on any date any net increase in the total number of stores operated by the Borrower and its Subsidiaries from the number of such stores operated on the Effective Date.

                    (ab) Letters  of Credit  Under New  Financing Facility.
               Neither the Borrower nor any Subsidiary will at any time request or permit to be issued any letter of credit under the New Financing Facility unless the Borrower has fully utilized all of its existing availability for issuances under the New Commercial LC Facility Agreement; provided, however, that, notwithstanding the foregoing, if the Borrower in good faith requires an issuance of a commercial letter of credit under the New Commercial LC Facility Agreement of a type not issuable under such facility, the Borrower may request such letter of credit to be issued under the New Financing Facility.

                    (ac) Modification of Standby  Letters of  Credit.   The
               Borrower will cooperate with the Standby LC Bank and the beneficiaries under the Standby Letters of Credit to have the terms and provisions of the Standby Letters of Credit modified to conform as applicable with the terms and provisions of this Agreement.

                    (ad) Noteholder Forbearance  Agreement Covenants.   The
               Borrower and its Subsidiaries will comply with each of the covenants contained in Section 4 of the Noteholder Forbearance Agreement.

               8.2 Weekly Representation Covenant. Through the Maturity Date, on the first Business Day of each week, the Borrower shall deliver to each Bank a certificate executed by the Chief Executive Officer, the Chief Financial Officer or the General Counsel of the Borrower in the form attached hereto and made a part hereof as Exhibit B, (a) stating whether there exists on the date of such certificate any Default and if any Default then exists, setting forth the details thereof and the action the Borrower is taking or proposes to take with respect thereto and
          (b) certifying that all of the representations and warranties of the Borrower contained in this Agreement and the other Override Documents are true and correct in all material respects on or as of the date of such certificate as if made on the date of such certificate.


                                     ARTICLE IX.

                                       DEFAULTS

               9.1 Events of Default. If any of the following (each of the following herein sometimes called an "Event of Default") shall occur and be continuing:

                    (a) the Borrower shall fail to pay any principal of or interest on any of the Obligations or any other amount or amounts payable by the Borrower under this Agreement or the New Commercial LC Facility Agreement as and when the same shall become due and payable;

                    (b) the Borrower shall violate or fail to perform or observe any of the covenants or agreements contained in
               Section 8.1(b), (c),  (d), (e), (f), (g),  (h), (i), (q)(i),
               (s), (t),  (u), (v), (x), (y),  (z), (aa), (ab), or  (ad) of
               this Agreement;

                    (c) the Borrower shall violate or fail to perform or observe any of the covenants or agreements contained in
               Section 8.1(a), (q)(ii) through (vii), or (w) and any such violation or failure shall remain unremedied for two (2) Business Days;

                    (d) the Borrower shall violate or fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in clause (a), (b) or (c) above) and any such violation or failure shall remain unremedied for five (5) Business Days after the earlier of (i) written notice of default is given to the Borrower by any Bank and (ii) a responsible officer of the Borrower obtaining knowledge of such default;

                    (e) any representation or warranty of the Borrower made in this Agreement, in any other Override Document or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue, incorrect or materially misleading when made or effected;

                    (f)  this  Agreement  or  any  of  the  other  Override
               Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested or denied by the Borrower or any Subsidiary, or the transactions contemplated hereunder or thereunder shall be contested by the Borrower or any Subsidiary, or the Borrower or any Subsidiary denies that it has any or further liability or obligation hereunder or thereunder;

                    (g)  the    Borrower    or    any   Subsidiary    shall
               (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

                    (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the Property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of the Borrower or any Subsidiary or of a substantial part of the Property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) consecutive days;

                    (i) the Borrower or any Subsidiary shall be declared by any of the Banks to be in default on, or pursuant to the terms of, (i) any other present or future obligation to any of such Bank(s), including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (ii) any other present or future agreement purporting to convey to any of such Bank(s) a Lien upon any Property or assets of the Borrower or such Subsidiary, as the case may be;

                    (j) the Borrower or any Subsidiary shall fail (and such failure shall not have been cured or waived) to perform or observe any term, provision or condition of, or any other default or event of default shall occur under, any agreement, document or instrument evidencing, securing or otherwise relating to any outstanding Indebtedness of the Borrower or such Subsidiary, as the case may be, for borrowed money (other than the Notes), in a principal amount in excess of $1,000,000, if the effect of such failure or default is to cause or permit such Indebtedness to be declared to be due and payable or otherwise accelerated, or to be required to be prepaid (other than by a regularly scheduled required prepayment) prior the stated maturity thereof;

                    (k) the Borrower or any Subsidiary shall have a judgment in excess of $1,000,000 entered against it by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith or satisfied by the Borrower or such Subsidiary (or an insurer on behalf of the Borrower or such Subsidiary), as the case may be, within the time permitted by applicable law for an appeal of such judgment;

                    (l)  the occurrence of a Reportable Event  with respect
               to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by the Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by the Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in
               Section 3(1) of ERISA which covers retired employees and their beneficiaries;

                    (m) the institution by the Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, the Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $10,000,000; or the institution by the PBGC of steps to terminate any Pension Plan;

                    (n)  a Change of Control shall occur;

                    (o)  any "Event  of Default" (as defined therein) shall
               occur  under  or  within   the  meaning  of  the  Noteholder
               Forbearance Agreement;

                    (p) any event of default or default shall occur under or within the meaning of the New Financing Facility that results in the Borrower's or any co-borrower's ability to request or obtain loans or other extensions of credit thereunder being suspended in a manner that impairs the liquidity of the Borrower or terminated; or

                    (q) the Borrower or any Subsidiary, directly or indirectly, shall have made any loans or advances of any kind to Dave & Buster's, Inc. in excess of $2,200,000 in the aggregate after the Effective Date.

               THEN, and in each such event (other than an event described in Sections 9.1(g) or (h)), the Required Banks may, by notice in writing to the Borrower, declare all of the Obligations owed to the Committed Banks and the Electing Banks to be immediately due and payable, whereupon (i) such Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) all of the Obligations owed to each Nonelecting Bank will immediately become governed by the Original Credit Documents to which each such Nonelecting Bank is a party, and each Nonelecting Bank will have and be entitled to exercise any and all rights and remedies provided in the Original Credit Documents to which such Nonelecting Bank is a party; provided, however, that upon the occurrence of any event described in Sections 9.1(g) or (h), all of the Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

               9.2 Notice of Default. Each Bank that becomes aware of the existence of a Default will give notice of such Default to the Borrower as promptly as practicable and will thereupon notify all of the Banks thereof; provided, however, that the failure of any Bank so to notify the Borrower shall not affect in any way the existence of a Default or be deemed to be a waiver thereof.


                                      ARTICLE X.

                        CONDITIONS PRECEDENT TO EFFECTIVENESS

               10.1 Closing  Deliveries  and  Conditions.   This  Agreement
          shall not become effective unless:

                    (a) there have been received (in sufficient number to provide originals or copies, as the case may be, for each of the Banks):

                         (i)  Counterpart    signature   pages    of   this
                    Agreement, executed by the Borrower and each Bank;

                         (ii) The New  Notes executed  by the  Borrower and
                    made payable to the appropriate Bank;

                         (iii) Incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of such entity authorized to sign the Override Documents to which it is a party, upon which certificate the Banks shall be entitled to rely until informed in writing of any change by such entity;

                         (iv) Copies   certified   by   the  Secretary   or
                    Assistant Secretary of the Borrower of the Borrower's certificate or articles of incorporation and by-laws;

                         (v) Certified copies of resolutions of the Executive Committee of the Borrower's Board of Directors and, where necessary, shareholders, authorizing or ratifying the execution, delivery and performance of the Override Documents, the Noteholder Forbearance Agreement, New Commercial LC Facility Agreement, the New Financing Facility and all other documents provided for herein or therein to be executed by the Borrower;

                         (vi) A  certificate, signed by the Chief Financial
                    Officer of the Borrower, stating that on the Effective Date no Default has occurred and is continuing and all of the representations and warranties contained in this Agreement and in the other Override Documents are true and correct in all material respects;

                         (vii) Written opinions of Weil, Gotshal & Manges, special counsel to the Borrower and the Subsidiaries, and Alan Sachs, General Counsel of the Borrower, each addressed to the Banks and in substantially the form of Exhibit C-1 and C-2, respectively; and

                         (viii) The Bank Guaranty substantially in the form of Exhibit D-1 hereto and the Commercial LC
                    Facility Guaranty substantially in the form of Exhibit D-2; and

                    (b) each of the following conditions shall be satisfied in a manner, subject to such documentation and evidence and in form and substance as is acceptable to the Banks (as evidenced by their execution and delivery of a counterpart to this Agreement):

                         (i) No Requirements of Law shall, and no Bank shall have received any notice that litigation is pending or threatened which is likely to, (A) enjoin, prohibit or restrain any of the transactions contemplated by this Agreement or the other Override Documents or (B) impose or result in the imposition of a Material Adverse Effect;

                         (ii) Each  of  the representations  and warranties
                    contained in this Agreement and in the other Override Documents shall be true and correct in all material respects on and as of the Effective Date;

                         (iii) There shall have been paid to each Uncommitted Bank, to the Standby LC Bank and to the Agent for the account of each Committed Bank all accrued and unpaid interest on or relating to the Borrower's obligations under the Original Credit Documents, all other fees due and payable on or before the Effective Date, and all expenses and other amounts incurred on or before the Effective Date and required to be paid pursuant to Section 11.3;

                         (iv) Each  of  the  New  Commercial   LC  Facility
                    Agreement, the Noteholder Forbearance Agreement, the Existing Lender Intercreditor Agreement, the New Financing Facility and the New Lender Intercreditor Agreement, shall have been duly executed and delivered by each of the parties thereto and each such agreement shall have become effective in accordance with the terms thereof; and

                         (v)  The Borrower  shall  have paid  retainers  to
                    (a) Price Waterhouse, L.L.P. in the  amount of $50,000,
                    (b) Thompson & Mitchell  in the  amount of $50,000  and
                    (c) Jones,  Day,  Reavis &  Pogue  in  the   amount  of
                    $100,000.


                                     ARTICLE XI.

                                    MISCELLANEOUS

               11.1 Notices.       All   notices,   requests    and   other
          communications  to  any  party  hereunder  shall  be  in  writing
          (including bank wire, telegram, telex, telecopy or similar writing) and shall be given to such party at its addresses or telex number set forth on Schedule 11.1 or such other address or telex number as such party may hereafter specify for the purpose by notice to each Bank and the Borrower. Each such notice, request or other communication shall be effective (a) if given by telegram, telex or telecopy, when delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, (b) if given by mail, on the third
          (3rd) Business Day after such communication is deposited in the mails with appropriate first class, certified or registered postage prepaid addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section.

               11.2 No Waivers. No failure or delay by the Borrower or any Bank in exercising any right, power or privilege hereunder, under any Note or under any of the other Override Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the other Override Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

               11.3 Expenses; Documentary Taxes. The Borrower agrees to pay (a) all reasonable out-of-pocket costs and expenses of the Agent and the Banks arising under the Original Credit Documents and incurred in connection with the preparation, documentation, negotiation and execution of this Agreement and the other Override Documents, including, without limitation, reasonable fees and disbursements of counsel for the Agent and each of the Banks on the Effective Date, (b) all reasonable and out-of-pocket costs and expenses of the Agent, the Administrative Representative and the Banks (excluding, however, except as otherwise specified in this clause (b), the fees and expenses of counsel for any of the Banks) in connection with the administration of this Agreement and the other Override Documents and the preparation of any waiver or consent hereunder or thereunder or any amendment, modification, extension or renewal hereof or thereof, including, without limitation, reasonable fees and disbursements of Thompson and Mitchell, counsel for the Agent, and Jones, Day, Reavis & Pogue, counsel for the Banks, within 30 days of receipt of a statement therefor, (c) if a Default occurs, all reasonable out-of-pocket costs and expenses incurred by the Agent or any Bank, including, without limitation, reasonable fees and disbursements of counsel (including attorneys who are employees of the Agent or such Bank or of any affiliate of the Agent or such Bank, as the case may be), in connection with such Default and collection and other enforcement proceedings resulting therefrom within 30 days of receipt of a statement therefor and (d) all fees and reasonable out-of-pocket costs and expenses of Price Waterhouse, L.L.P. incurred in performance of its duties under this Agreement and the other Override Documents. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes and/or similar assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any of the other Override Documents. The obligations of the Borrower under this Section 11.3 are continuing and shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

               11.4 General  Indemnity.   In  addition  to  the payment  of
          expenses pursuant to Section 11.3, whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to pay, and indemnify and hold harmless the Agent, the Administrative Representative and each of the Banks and any holder(s) of the Notes, and the officers, directors, employees, agents and affiliates of the Agent, the Administrative Representative and each of the Banks and such holder(s) (collectively, the "Indemnitees") from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Override Documents or any other agreement, document or instrument executed and delivered by the Borrower in connection herewith or therewith or the statements contained in any commitment letters delivered by any of the Banks (collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities directly resulting from (a) the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable order or (b) any failure of the Administrative Representative or the Agent to properly remit funds to the Banks as required under Sections 4.2 or 4.6 or any other provision of this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 11.4 are continuing and shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

               11.5 Environmental Indemnity. The Borrower hereby agrees to indemnify and hold harmless the Agent, the Administrative Representative and each of the Banks and their respective shareholders, officers, directors, employees, agents, successors and assigns, from and against all claims and orders (including, without limitation, all private and/or governmental claims or orders under common law and/or any Environmental Law), causes of action, liabilities, damages (including natural resource damages), costs and expenses (including, without limitation, investigative and cleanup costs and attorneys' fees and expenses), notwithstanding any negligence on the part of the Agent, the Administrative Representative or any Bank and/or any of their respective officers, directors, employees, agents, successors and assigns, arising out of or relating in any way to
          (a) the release, threat of release or presence or threat of any Hazardous Materials on, in, under or about any Property or facility owned and/or operated by the Borrower or any Subsidiary or emanating or disposed of therefrom (regardless of cause or source); (b) any act or omission or liability of the Borrower or any Subsidiaries or any of their respective officers, partners, employees, directors, agents, shareholders, successors or assigns concerning any Hazardous Materials; (c) the enforcement or exercise of any right in this Agreement pertaining to environmental matters, including, without limitation, the enforcement of this indemnity provision; and/or (d) any unsafe or unhealthful condition at any Property or facility owned or operated by the Borrower or any Subsidiary or any violation of any Occupational Safety and Health Law. The foregoing indemnity shall be in addition to all other indemnity provisions contained in this Agreement and any other agreements between the parties hereto or executed in connection with the transactions contemplated hereby, and all such indemnities shall be given effect, notwithstanding any overlap in coverage. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement, and should it be finally determined by a court of competent jurisdiction that the scope or reach of this indemnity exceeds that allowed by applicable law, this indemnity shall be construed to extend and shall be given effect to, but not in excess of, the maximum scope and reach allowed by applicable law.

               11.6 Amendments and Waivers. Any provision of this Agreement, the Notes or any of the other Override Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the right or duties of the Agent or the Administrative Representative are affected thereby, by the Agent or the Administrative Representative, as the case may be); provided that no such amendment or waiver shall, unless signed by all of the Banks, (a) reduce the principal amount of or rate of interest on any Obligations or any fees hereunder, (b) postpone the date fixed for any payment of principal of or interest on any
          Obligations or any fees hereunder, (c) change the percentage of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take any action or obligations under this Section or any other provision of this Agreement, (d) release any Guarantor from its Obligations under the Bank Guaranty, the Commercial LC Facility Guaranty, or the Noteholder Guaranty, or (e) waive the satisfaction of any condition precedent to the effectiveness of this Agreement specified in Article X.

               11.7 Severability. In the event one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

               11.8 Governing Law. This Agreement, the New Notes and all of the other Override Documents shall be governed and construed in accordance with the laws of the State of New York.

               11.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               11.10 Authority to Act. Each Bank shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by such Bank to have been delivered by any person authorized to act on behalf of the Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a person authorized to act on behalf of the Borrower, and the Borrower hereby agrees to indemnify such Bank from and against any and all losses and expenses, if any, ensuing from any such action.

               11.11 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, AS ANY BANK MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER OVERRIDE DOCUMENT. THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND THE BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON THE BORROWER BY REGISTERED MAIL SENT TO THE BORROWER AT ITS NOTICE ADDRESS SPECIFIED IN SECTION 11.1.

               11.12 References; Headings for Convenience. Unless otherwise specified herein, all references to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits A, B, C-1, C-2, D-1, D-2, E, F, G and H refer to annexed Exhibits A, B, C-1, C-2, D-1, D-2, E, F, G and H which are hereby incorporated herein by reference and all references herein  to  Schedules 2.2, 2.3,  7.1(a), 7.1(d),  7.1(e), 7.1(f),
          7.1(i), 7.1(j), 7.1(k), 7.1(n),  7.1(o), 7.1(p), 7.1(r),  8.1(b),
          8.1(x) and 11.1 refer to annexed Schedules 2.2, 2.3, 7.1(a), 7.1(d), 7.1(e), 7.1(f), 7.1(i), 7.1(j), 7.1(k), 7.1(n), 7.1(o),
          7.1(p),  7.1(r),  8.1(b),  8.1(x)   and  11.1  which  are  hereby
          incorporated herein by reference. The Section headings and table of contents hereof are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

               11.13 NO ORAL AGREEMENTS; ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER OVERRIDE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE OTHER OVERRIDE DOCUMENTS.

               11.14 Resurrection of Loans. To the extent that any Bank receives any payment on account of any of the Obligations of the Borrower to the Banks, and any such payment(s) or any part thereof are substantially invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by such Bank and applied on account of such Obligations.

               11.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER OVERRIDE DOCUMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE OTHER OVERRIDE DOCUMENTS OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

               11.16 Release of Lender Parties. The Borrower, for itself and on behalf of each of its Subsidiaries and Affiliates and each of its employees, officers and directors, and each of their respective predecessors, successors and assigns (collectively, the "Releasors"), does hereby forever and unconditionally (i) release, discharge and acquit the Agent, the Banks and each of their respective parent corporations, subsidiaries and affiliates, and each of their respective officers, directors, shareholders, employees, attorneys, agents, accountants, consultants, servants and representatives, and each of their respective predecessors, successors, heirs and assigns (collectively, the "Lender Parties"), of and from any and all claims of every type, kind, nature, description or character, known and unknown, whensoever arising out of any actions or omissions of the Lender Parties, or any of them, occurring at any time up to and through the date hereof, which in any way arise out of, are connected with or relate to the Existing Lender Agreements, this Agreement or the other Override Documents (collectively, "Releasor Claims"), and (ii) agree not to bring any action in any judicial, administrative or other proceeding against the Lender Parties, or any of them, alleging any such Releasor Claims or any other claim otherwise arising in connection with any such Releasor Claims, or support any shareholder of the Borrower or any of the respective Releasors in any such action brought by such shareholder.

               11.17 Appointment of Agent. The Required Banks hereby reserve the right to appoint an agent for purposes of enforcing or administering their rights under this Agreement.


                                     ARTICLE XII.

                  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

               12.1 Successors and Assigns. The terms and provisions of the Override Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Override Documents without the consent of all of the Banks and
          (ii) any assignment by any Bank of its rights, interests and duties under the Override Documents must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Bank may at any time, without the consent of the Borrower, assign all or any portion of its rights under this Agreement or the other Override Documents to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Bank from its obligations hereunder or thereunder. The Agent may treat the Committed Banks that are signatories hereto as the owners of such Banks' Obligations for all purposes hereof unless and until any such Bank complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a portion of the Obligations agrees by acceptance thereof to be bound by all the terms and provisions of the Override Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Obligations, as determined by this Section 12.1, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation.

               12.2 Participations.

               (a) Permitted Participants; Effect. Any Bank may at any time sell to one or more banks or other entities ("Participants") participating interests in any of the Obligations owing to such Bank, any letter of credit issued by such Bank or any other interest of such Bank under the Override Documents; provided, however, that in no event shall any Bank be permitted to sell participation interests in any such rights or obligations to the Borrower or any Affiliate of the Borrower without the prior written consent of all of the Banks. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under the Override Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Obligations for all purposes under the Override Documents, all amounts payable by the Borrower and Subsidiaries under this Agreement and the other Override Documents shall be determined as if such Bank had not sold such participating interests, and the Borrower and Subsidiaries and the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Override Documents.

               (b)  Voting  Rights.   The Banks shall  retain the  right to
          approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Override Documents in accordance with Section 11.6 other than any amendment, modification or waiver with respect to any Obligations in which such Participant has an interest that forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Obligations, postpones the Maturity Date or other regularly scheduled date of payment of interest or fees on any such Obligations, or releases or subordinates any portion of the Bank Guaranty.

               (c) Benefit of Set-off. The Borrower agrees that each Participant shall be deemed to have the right of set-off to the extent provided in Section 6.2 in respect of its participating interest in amounts owing under the Override Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Override Documents, provided that each Bank shall retain the right of set-off provided in Section 6.2 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of set-off provided in Section 6.2, agrees to share with each Bank to the extent required by such Section, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 6.3 as if each Participant were a Bank.

               12.3 Assignments.

               (a) Permitted Assignments. Any Bank may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Override Documents. In no event shall any Bank be permitted to assign any such rights or obligations to the Borrower or any Affiliate of the Borrower without the prior written consent of all of the Banks.

               (b) Effect; Effective Date. Upon delivery to each Bank (and, in the case of a Committed Bank, the Agent) of a notice of assignment (a "Notice of Assignment"), together with any consents required by Section 12.3(a), such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Override Documents to which the transferor Bank was a party or beneficiary immediately prior to the effectiveness of such assignment and shall have all the rights and obligations of the transferor Bank under the Override Documents, to the same extent as if it were an original party hereto and thereto, and no further consent or action by the Borrower, the Banks or the Agent, as the case may be, shall be required to release the transferor Bank with respect to its Obligations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Bank, the Agent, the Banks and the Borrower, as the case may be, shall make appropriate arrangements so that replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in the appropriate principal amounts, as adjusted pursuant to such assignment.


                                    ARTICLE XIII.

                    FORBEARANCE AND RESERVATION OF CERTAIN RIGHTS

               Each of the Banks agrees to forbear from bringing any action, suit or other judicial proceeding against the Borrower with respect to the Specified Defaults and any other default or event of default under any Original Credit Document during the period from the Effective Date until the Maturity Date. Nothing in this Agreement or in any other Override Document will waive or be deemed to waive any default or event of default under any Original Credit Document.


               [The remainder of this page is intentionally left blank]


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written.

                                             Borrower


                                             EDISON BROTHERS STORES, INC.

                                             By /s/Alan Sachs
                                             Title: Executive Vice President
                                                    General Counsil & Secretary


                                             Committed Banks


                                             MERCANTILE BANK OF ST. LOUIS
                                               NATIONAL ASSOCIATION, in its
                                               capacity as a Committed Bank
                                               and not in  its capacity  as
                                               the Commercial LC Bank

                                             By /s/Karen D. Meyers
                                             Title: Vice President


                                             THE BOATMEN'S NATIONAL BANK
                                               OF ST. LOUIS

                                             By /s/Gary K. Peterson
                                             Title: Vice President


                                             CITIBANK, N.A.

                                             By /s/Victoria Lasseter
                                             Title: Vice President
                                                    Institutional Recovery
                                                    Management


                                             NBD BANK
                                             (formerly known a NBD Bank,N.A.)

                                             By /s/Bruce E. Thompson
                                             Title: Vice President


                                             THE BANK OF NOVA SCOTIA

                                             By /s/D. N. Gillespie
                                             Title: Assistant General Manager


                                             THE FIRST NATIONAL BANK
                                               OF CHICAGO

                                             By /s/Richard A. Peterson
                                             Title: Vice President


                                             BANK OF AMERICA NATIONAL
                                             TRUST AND SAVINGS ASSOCIATION

                                             By /s/ Lynn D. Simmons
                                             Title: Vice President


                                             Uncommitted Banks


                                             THE SANWA BANK, LIMITED,
                                                CHICAGO BRANCH


                                             By /s/ Kenneth C. Eichwald
                                             Title: Vice President and Manager


                                             THE BOATMEN'S NATIONAL BANK
                                               OF ST. LOUIS


                                             By /s/ Gary K. Peterson
                                             Title: Vice President


                                             FIFTH THIRD BANK

                                             By /s/ Matthew J. Zeck
                                             Title: National Accounts Officer


                                             THE BANK OF NOVA SCOTIA

                                             By /s/ D.N. Gillespie
                                             Title: Assistant General Manager


                                             THE BANK OF NEW YORK

                                             By /s/ Richard Maybaum
                                             Title: Assistant Vice President


                                             CITIBANK, N.A.

                                             By /s/ Victoria Lasseter
                                             Title: Vice President
                                                    Institutional Recovery
                                                    Management

                                              THE SUMITOMO BANK, LIMITED,
                                               CHICAGO BRANCH

                                             By /s/ Katsuyasu Iwasawa
                                             Title: Joint General Manager


                                             The Standby LC Bank


                                             BANCA NAZIONALE DEL
                                               LAVORO,  S.P.A.,   New  York
                                               Branch

                                             By /s/ Giulio Giovine
                                             Title: Vice President

                                             By /s/ Giuliano Violetta
                                             Title: First Vice President


               Mercantile Bank of St. Louis National Association, in its capacity as Agent under the Revolving Credit Facility, hereby accepts and acknowledges receipt of a copy of the foregoing Override Agreement as of this 22nd day of September, 1995, and agrees to the terms hereof.


                                             MERCANTILE BANK OF ST. LOUIS
                                               NATIONAL   ASSOCIATION,   as
                                               Agent under the Revolving
                                               Credit Facility


                                             By /s/
                                             Title: